Execution Version
ALTOR FUND II GP LIMITED
THE MINORITY SELLERS
AND
ENERSYS ENERGY PRODUCTS INC.

SHARE PURCHASE AGREEMENT
REGARDING
N HOLDING AB
18 SEPTEMBER 2019

TABLE OF CONTENTS

1.    Background    3
2.    Definitions And Interpretation    3
3.    Sale and Purchase    17
4.    Purchase Price    17
5.    Closing    18
6.    Warranties of the Sellers    21
7.    Covenants of the Sellers and Leakage    42
8.    Warranties of the Buyer    46
9.    Covenants of the Buyer    46
10.    Liability    47
11.    Third Party Claims and Recovery    50
12.    Confidentiality    51
13.    Announcements    51
14.    Costs    51
15.    Entire Agreement and Amendments    51
16.    Seller Representative    51
17.    Notices    52
18.    Assignments    53
19.    Further Assurance    53
20.    Governing Law and Disputes    53

SHARE PURCHASE AGREEMENT
This share purchase agreement is entered into on 18 September 2019
BETWEEN:

(1)
Altor Fund II GP Limited, a company duly incorporated and organised under the laws of Jersey, having its principal office at 11–15 Seaton Place, St Helier, Jersey JE4 OQH Channel Islands as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership and Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited (“Altor”);

(2)	the persons listed as minority sellers in Appendix A (the “Minority Sellers”); and

(3)	EnerSys Energy Products Inc., a corporation duly incorporated and organised under the laws of Delaware, having its principal office at 2366 Bernville Road, Reading, PA 19605, USA (the “Buyer”).
Altor and the Minority Sellers are hereinafter individually referred to as a “Seller” and jointly as the “Sellers”.

1.	Background

1.1
N Holding AB, Reg. No. 556726-7835 (the “Company”), is a limited company duly incorporated and organised under the laws of Sweden, with a share capital of SEK 92,100,788 divided into 183,696,624 shares (together with the Convertible Loan, the “Shares”).

1.2	The Sellers wish to sell, and the Buyer wishes to purchase the Shares on the terms and conditions set out in this Agreement.

1.3	The business of the Group is to develop, manufacture and sell sealed lead acid batteries (the “Business”).

1.4
The Buyer has arranged, for a buyer’s representations and warranties insurance in the name of and for the benefit of the Buyer, without recourse against the Sellers (except in case of fraud or wilful misconduct from the Sellers), on terms and conditions as separately agreed, and entered into between the Buyer and the insurer as notified to the Sellers prior to Signing.

2.	Definitions And Interpretation

2.1	Definitions
In this Agreement, the following definitions are used:
“Accounting Principles” means the accounting principles, which are in accordance with (a) Applicable Laws and (b) generally accepted accounting principles in Sweden including IFRS;
“Accounts” means the consolidated audited annual accounts of the Group and the statement from the auditor of the Company for the financial year ending on 31 December 2018 including statements of income, shareholders equity, and cash flows set forth in Appendix 6.5;
“Action” means (a) any lawsuit or arbitration or (b) claim, demand, formal inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or formal investigation of any nature, civil, criminal, administrative, regulatory or otherwise by any Governmental Authority;
“Affiliate” means (a) a closely related person (Sw. närstående) as defined in the Companies Act, or (b) a person that, directly or indirectly, controls or is controlled by another person or under common control with another person by representing, alone or acting jointly with others, a majority of the votes and/or shares or otherwise have the right to elect or remove the majority of the board of such person;
“Agreement” means this share purchase agreement, including all the appendices attached to it;
“Anti-Corruption Law” means all Applicable Laws relating to bribery or corruption in any jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or any other law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions affecting or otherwise governing bribery and corruption (domestic or foreign);
“Antitrust Event” means that an Order has been issued by a U.S., Swedish or European Union Governmental Authority declaring that Closing of the Transactions is prohibited pursuant to Antitrust Laws;
“Antitrust Laws” means any Applicable Law or Order relating to antitrust, competition, trade or merger control;
“Applicable Law” means, with respect to any person, any law, regulation, code, directive, judgement or other legally binding requirement, decision or rule of any Government Authority applicable from time to time to such person in any jurisdiction, including the Treaties constituting the European Community, the European Union and the European Economic Area;
“Balance Sheet Date” means 31 December 2018;
“Banks” means Danske Bank A/S, Danske Bank A/S Danmark, Sverige Filial, Proventus Capital Partners III KB and Proventus Capital Partners III AB (publ);
“Bank Pledges” means the pledges and guarantees provided by the Group Companies to the Banks as listed in Appendix 5.2;
“Business” has the meaning set out in Section 1.3;
“Business Day” means a day when banks are open for general banking business in Sweden and Reading, Pennsylvania, not including days when bank services only are available via the Internet;
“Claim” means any claim made by the Buyer against any of the Sellers in respect of a Loss;
“Closing” means the completion of the Transactions;
“Closing Bank Debt” means the aggregate amount of outstanding financial indebtedness of the Group Companies (including any accrued but unpaid interest, break-fees, pre-payment fees and any other amounts payable in connection with the repayment of such financial indebtedness at Closing by the relevant Group Companies (including any fees or costs associated with the termination of any interest-rate or foreign-exchange swap agreements entered into in connection with the Facilities Agreements)) under the Facilities Agreements, estimated to be USD 107,009,212;
“Closing Date” has the meaning set out in Section 5;
“Closing Deferral Event” means (i) an Antitrust Event or (ii) an OSHA Event which has occurred and is continuing on 30 September 2019;
“Company” has the meaning set out in Section 1.1;
“Companies Act” means the Swedish Companies Act (Sw. Aktiebolagslag);
“Connected Person” means, in relation to any person, a person who has the power to control the first person including (a) in the case of an individual, a spouse, sibling or child of the first person or a sibling or child of the first person’s spouse, and (b) in the case of a Group Company or other body corporate, another body corporate that controls that corporate body or is controlled by the same person that controls that corporate body, and each of their respective directors, officers, managers and trustees;
“Consultancy Agreement” means a consultancy agreement to which a Group Company is a party with any Minority Seller or other person but not including any agreement with lawyers or other professional advisors, IT consultants or any other person providing technical or engineering services in the normal course of business;
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other agreements and legally binding arrangements, whether written or oral;
“Convertible Loan” means the EUR 3,800,000 convertible loan granted by Altor to the Company and convertible into shares in the Company;
“Cybersecurity Requirements” means all Applicable Laws relating to security of network and information systems and security breach and incident reporting requirements including Data Protection Law;
“Data” means proprietary or confidential data, including customer data and Personal Data held by any person;
“Data Breach” means a breach of security leading to accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data transmitted, stored or otherwise processed;
“Data Protection Laws” means all Applicable Laws for (a) the protection of Personal Data including, all Applicable Laws implementing the EU Data Protection Directive (Directive 95/46/EC) and, as from May 25, 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, repealing Directive 95/46/EC (the General Data Protection Regulation), (b) relating to data breach notification, (c) imposing security requirements for the protection of Personal Data, (d) the secure disposal of Personal Data, and (e) cross-border transfers of Personal Data;
“Data Room” means the virtual data room hosted by Merrill containing information and documentation relating to the Group Companies and their business, including questions and answers (Q&A), the content, as of the date hereof, of which is set out in the index attached hereto as Appendix B (a USB containing the Data Room, as of the date hereof, will be added to Appendix B after the Signing Date);
“Disclosed Information” means (a) the information contained in the written materials and recorded calls made available by the Sellers or their Representatives to the Buyer or its Representatives in the Data Room including, without limitation (i) the information memorandum prepared by Daiwa Corporate Advisory Limited dated May 2019, (ii) the Vendor Legal Due Diligence Report, (iii) a vendor assist financial and tax report prepared by Ernst & Young, (iv) a vendor environment, health and safety due diligence report prepared by Environmental Resources Management Limited, (v) an information memorandum prepared by Daiwa Corporate Advisory Limited regarding the Group Companies’ operations and financial affairs, and (vi) a market study prepared by McKinsey & Company, in each case no later than 24 hours prior to Signing; (b) the written answers provided prior to Signing by the Sellers or their Representatives to the written questions asked by the Buyer or its Representatives in the Due Diligence, and (c) the R&W Insurance Bring-Down Statement delivered prior to Closing, in relation to the Warranties made on Closing;
“Due Diligence” means the due diligence investigation performed by the Buyer and its Representatives prior to the Signing Date of the Group Companies and their business, during which the Buyer and its Representatives, inter alia, have had access to the Data Room, made site visits to the Group Companies’ premises and held meetings with the management of the Group Companies and the Sellers’ Representatives;
“Encumbrance” means any lien, option, pledge, mortgage, deed of trust, security interest, charge, easement, encroachment, right of way, right of first refusal, or any other similar restriction or encumbrance of any kind having a similar effect, including any restriction on voting or receipt of income whether arising by agreement or operation of Applicable Law or otherwise (for the avoidance of doubt, excluding the Consulting and Development Agreement made between the U.S. Subsidiary and Electric Applications Incorporated dated 11 August 2016, and the Cooperative Research and Development Agreement with Electric Applications Incorporated executed by Electric Applications Incorporated on 19 March 2018, true, accurate and complete copies of which has been provided to the Buyer in the Data Room);
“Enhanced Severance Payment” means a payment made (i) to any of the nine employees referenced in Section 15 (Severance Obligations) of the Vendor Legal Due Diligence Report; and (ii); pursuant to the documents produced to the Buyer in the Data Room in N Holding AB folder number 4.2.1.15.12 and Northstar Battery Company LLC folders number 4.1.3.10.11 and 4.1.3.10.12, by reason of the termination of their employment (other than a voluntary termination) after Closing;
“Environmental Law” means any present Applicable Law, relating to protection of human health, worker health or safety or the environment, relating to Hazardous Substances or relating to liability for actual or threatened danger to human health, worker health or safety or the environment, including (a) the following statutes, as amended, and any regulation promulgated pursuant thereto: the U.S. Comprehensive Environmental Response, Compensation and Liability Act, the U.S. Emergency Planning and Community Right-To-Know Act, the U.S. Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (including to sub-title I relating to underground storage tanks), the U.S. Solid Waste Disposal Act, the Clean Water Act, U.S. the Clean Air Act, the U.S. Toxic Substances Control Act, the U.S. Safe Drinking Water Act, the U.S. Occupational Safety and Health Act, the U.S. Federal Water Pollution Control Act, the U.S. the Federal Insecticide, Fungicide and Rodenticide Act, the U.S. Endangered Species Act, the U.S. National Environmental Policy Act, the U.S. Rivers and Harbors Appropriation Act, the EU Registration, Evaluation and Authorization of Chemicals (REACH) Regulation (1907/2006), the EU Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) (RoHS) and similar Laws, and (b) any present Applicable Law conditioning transfer of property (i) approval of a Governmental Authority of the environmental condition of the property, or (ii) notification or disclosure of Releases of Hazardous Substances or other environmental condition of the property to any Governmental Authority or other person;
“Equity Bridge” means the calculation set out in Appendix 4.1;
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;
“Facilities Agreements” means (i) the senior facilities agreement originally entered into on 13 January 2017 (as amended and acceded to from time to time) between, among others the Company, SiteTel Sweden AB, the U.S. Subsidiary, Danske Bank A/S and Danske Bank A/S Danmark, Sverige Filial, including all ancillary documents thereto constituting a “Finance Document” (as defined therein) thereunder, and (ii) the second lien facilities agreement originally entered into on 13 January 2017 (as amended and acceded to from time to time) between, among others the Company, SiteTel Sweden AB, the U.S. Subsidiary, Proventus Capital Partners III KB and Proventus Capital Partners III AB (publ), including all ancillary documents thereto constituting a “Finance Document” (as defined therein) thereunder;
“Fundamental Warranties” means the Warranties in Section 6.3 (Corporate Existence and Power) and Section 6.4 (Capitalization and Title);
“Group” means the group in which the Company is the parent company;
“Group Company” means the Company or any of the Subsidiaries and “Group Companies” means the Company and the Subsidiaries, collectively;
“Governmental Authority” means any government, legislative, administrative, judicial or taxation authority in any jurisdiction including any national or local government and any governmental agency, court, tribunal or commission and ombudsman or any other body or entity exercising regulatory authority pursuant to any legislation and including, for the avoidance of doubt, the European Union and the European Commission, and any federal, state or local government of the United States, and respective agencies and instrumentalities;
“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous substances or words of similar meaning or regulatory effect under any present Environmental Laws because they may have a negative impact on the environment or human health;
“IFRS” means the standards and interpretations issued or adopted by the International Accounting Standards Board, comprising International Financial Reporting Standards, International Accounting Standards and interpretations developed by the IFRS Interpretations Committee or the former Standing Interpretations Committee;
“Indebtedness” means, with respect to the Group Companies, (a) all indebtedness for borrowed money or in respect of loans, advances or the issuance or sale of debt securities, (b) obligations for the deferred purchase price of property or services having the commercial effect of a borrowing, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging Contract, (e) capital lease, synthetic lease, or sale leaseback obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance, surety bonds, off-balance sheet arrangements or similar transactions, (g) borrowed money secured by an Encumbrance on the assets of the Group Companies (for the avoidance of doubt excluding receivables sold on a non-recourse basis), (h) Closing Bank Debt, (i) Convertible Loan, (j) guarantees made by any Group Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i), and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j);
“Intellectual Property Rights” means rights in inventions, patents (including issued patents, patent applications, utility models, and all other related rights), trademarks (including any trademarks, services marks, marks, logos, insignias, trade dress, symbols, business names, trade names, designs, and any other identifier used in commerce for any goods or services and indicia of origin, and all of the goodwill associated with any of the foregoing), domain names, copyrights (including copyrights in software, middleware, firmware, database rights, semiconductor design topography, mask works, and all rights related to any of the foregoing, including rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership), in each case, whether registered or not and including applications for the registration of such rights, and all similar and equivalent rights or forms of protection in any part of the world;
“Interim Financial Statements” has the meaning set out in Section 6.5.2;
“IT Systems” has the meaning set out in Section 6.16.9;
“Key Employees” means the employees listed in Appendix 6.10.1;
“Known Leakage” has the meaning set out in Section 4.2.3;
“Leakage” means any of the following events provided that such events have occurred after the Locked-Box Date and up to the Closing Date:

(a)	any dividend or distribution, declared, paid or made by any of the Group Companies to any Seller or any Seller’s Affiliate;

(b)
any other payment or repayment in respect of any share capital, loan capital or other securities (including any loan notes or convertibles) of any of the Group Companies to any Seller or any Seller’s Affiliate;

(c)	any transfer of value or provision of future benefit made by any of the Group Companies to or for the benefit of any Seller or any of its Connected Person in respect of:

(i)	any management, consultancy, service or other fee or other compensation including director’s fees, bonus or incentive payment;

(ii)	any royalty payment;

(iii)	any payment for any goods or services provided to or for the benefit of a Seller or any of its Connected Persons;

(iv)	any waiver, release, forgiveness or discount by any of the Group Companies of any liability or obligation owed to the Group Company by a Seller or any of its Connected Persons;

(v)	any Encumbrance created over any of the assets of any of the Group Companies in favour of a Seller or any of its Connected Persons in respect of the obligations or liabilities of a Seller, but in the case of sub-paragraphs (i) – (iv) excluding transactions made in the normal course of business on arm’s length terms;

(a)	any other transfer of value (Sw. värdeöverföring) in accordance with Chapter 17 Section 1 of the Companies Act;

(b)
any payment by any Group Company regarding transaction bonuses, change of control, severance or other payments to any directors or employees of the Group or the Sellers or their Representatives arising solely as a result of the Transactions excluding, for the avoidance of doubt, an Enhanced Severance Payment;

(c)
any payment by any of the Group Companies in connection with introduction, negotiation, preparation or completion of the Transactions including brokerage or finder’s fees or other commissions, and legal and other professional or consultancy fees, unless adequate provision for such payment has been made in the Interim Financial Statements;

(d)
fees (but for the avoidance of doubt, not principal, interest or customary commitment fees) payable under the Facilities Agreements in connection with repayment of the Closing Bank Debt, to the extent not already accounted for in the Equity Bridge to calculate the Purchase Price, meaning that there shall be no double counting of fees and should the effect of any fee be reduced by a payment of principal, interest or other fee accounted for in the in the Equity Bridge to calculate the Purchase Price, only the net effect of the fee shall be Leakage;

(e)	any payment or assumption of any liability by any Group Company to pay any Taxes arising as a consequence of any of the matters referred to in items (a)-(g) above;

(f)	any agreement to do any of the matters referred to in items (a)-(g) above, but in each case excluding any Permitted Leakage and Tax recoverable by a Group Company;
“Leakage Claim” means any claim by the Buyer for payment of Leakage;

“Leased Real Property” has the meaning set out in Section 6.12.8;

“Leases” has the meaning set out in Section 6.12.8;
“Locked-Box Date” means June 30, 2019;
“Loss” means:

(a)	any direct loss of the Buyer or any direct or reasonably foreseeable indirect loss of a Group Company, resulting from a breach of the Warranties; or

(b)	any direct loss of the Buyer or a Group Company, resulting from a breach of the covenants or other undertakings hereunder, calculated on a USD-by-USD basis (i.e. not using multiples to reflect such loss impact on the Purchase Price);
“Material Adverse Effect” shall be construed to mean something having a material adverse impact on (a) the condition, assets, operations, results, financial condition or prospects of the Group taken as a whole or (b) the ability of the Sellers to perform their respective obligations under this Agreement, excluding any effect resulting from (i) general economic conditions, (ii) any economic conditions affecting the industry in which the Group Companies conduct their business generally, or (iii) any failure, in and of itself, by any Group Company to meet any internal or public projections, forecasts or estimates of revenue or earnings and seasonal changes in the results of operations of the business of any Group Company (provided that the underlying causes of such failure shall not be excluded);
“Material Agreements” has the meaning set out in Section 6.8.1;
“Material Customer” has the meaning set out in Section 6.20.1;
“Material IP Contracts” has the meaning set out in Section 6.8.1(e);;
“Material Software” has the meaning set out in Section 6.16.7;
“Material Supplier” has the meaning set out in Section 6.20.1;
“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code, and any other object code or executable code, including firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, and middleware;
“Open License Terms” means the terms in any license, distribution model or other agreement for Software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any other Software, libraries or other code (or a portion of any of the foregoing)in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software, (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software, (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any person under Intellectual Property Rights (including patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software, or (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means. By means of example only, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL), (ii) Lesser/Library GPL (LGPL), (iii) the Common Development and Distribution License (CDDL), (iv) the Artistic License (including PERL), (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL), (vii) the Apache License, (viii) the Common Public License, (ix) the Affero GPL (AGPL), (x) the Berkley Software Distribution (BSD), (xi) the Mozilla Public License (MPL), or (xii) any licenses that are defined as “Open Source Initiative” licenses as listed on the open source.org website. For avoidance of doubt, less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any licenses that are more restrictive or commonly referred to as “copyleft” licenses or any other licenses under which such Software or other materials are distributed or licensed as “free software,” “open source software,” or under similar terms, are all “Open License Terms”;
“Open Source Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms;
“Order” means any order, decision, judgment, injunction, ruling, decree or writ of any Governmental Authority;
“OSHA Event” means that an Order has been issued by a U.S. Governmental Authority declaring that the utilization of a material part of the U.S. Subsidiary’s factory located on 4000 E Continental Way in Springfield MO is prohibited as a consequence of the violations set out in the Citation and Notification of Penalty issued by the US Department of Labor pursuant to inspection number 1255562;
“Owned Property” has the meaning set out in Section 6.12.1;
“Party” means any of the Sellers or the Buyer, and “Parties”, means the Sellers and the Buyer, collectively;
“Permits” means any license, permit, registration, clearance, exemption, approval, authorization, certificate, variance qualification or similar document or authority that is required by Applicable Law for the Group Companies to conduct the Business as conducted at the Signing Date and own or lease, operate and use its assets as owned, leased, operated and used at the Signing Date;
“Permitted Leakage” means:

(a)	a conversion of the Convertible Loan into shares in the Company;

(b)	any payment made or liability, cost or expense incurred by any Group Company in connection with any matter undertaken at the written request, or with the prior written consent, of the Buyer;

(c)	any transactions between Group Companies;

(d)
any payments or benefits provided pursuant to (i) employment agreements, Consultancy Agreements, severance arrangements or pensions arrangements, that have been fairly disclosed in the Disclosed Information not later than 24 hours prior to Signing and that do not arise solely as a result of the Transactions including any Enhanced Severance Payment, or (ii) Applicable Law related to employment;

(e)	any remaining severance entitlement made pursuant to the Termination Agreement dated 18 January 2019 and produced to the Buyer in the Data Room in N Holding AB folder number 4.1.1.2.1;

(f)	any payment made pursuant to the arrangement disclosed to the Buyer in the Data Room in Northstar Battery Company LLC folder number 4.1.1.6.4.2;

(g)	the board member remuneration set out in the Equity Bridge;

(h)	any transactions contemplated by this Agreement; and

(i)	any Tax becoming payable at any time by any Group Company as a consequence of any of the matters referred to in items (a)-(h) above.
“Personal Data” means any information relating a natural person who can be identified or who is identifiable from that information including a natural person’s name, street address, telephone number, email address, photograph, driver’s license number, passport number, credit card number, bank information, or account number;
“Public Official” means any employee, official or agent of any Governmental Authority or a government owned or controlled enterprise, or other person holding a legislative, administrative or judicial office in any jurisdiction, whether appointed or elected, any person exercising a public function, and any employee, official or agent of a public international organisation;
“Purchase Price” means the purchase price for the Shares set out in Section 4.1;
“Receivables” has the meaning set out in Section 6.6.1;
“Registered Group Company IP” has the meaning set out in Section 6.16.1;
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances in the environment;
“Representatives” means, with respect to any person, from time to time, any of such person’s directors, officers, employees, agents, legal advisors, accountants, other professional advisors, consultants, and any other person or joint venture partner who represents or performs personal or other services for or on behalf of that person;
“Restricted Business” means the development, manufacture or sale of lead acid batteries;
“Restricted Territory” means any countries into which any Group Company has made sales at any time within 24 months prior to the Signing Date;
“R&W Insurance” has the meaning set out in Section 10.2.1;
“R&W Insurance Bring Down” means a review immediately prior to the Closing by the individuals referred to in the definition of Sellers’ Knowledge of the Warranties that are made as of the Closing Date with the purpose of identifying and disclosing any facts and circumstances constituting a breach of any of those Warranties;
“R&W Insurance Bring-Down Statement” means the statement prepared by the Sellers in good faith and to be delivered to the Buyer pursuant to Section 5.2(b)(vi) following the R&W Insurance Bring Down, which shall describe any breaches of the Warranties made as of the Closing Date identified in the R&W Insurance Bring Down;
“R&W Insurer” means Euclid Transactional, LLC;
“Sellers’ Knowledge” means the actual knowledge of Hans Lidén, Per Werin, Peter Karsberg, Joel Gibson, Joseph Labarge Jr and Sandra McNamer;
“Seller Representative” means Altor acting on behalf of all Sellers in certain matters hereunder;
“Shares” has the meaning set out in Section 1.1;
“Signing” means the signing of this Agreement by the Parties;
“Signing Date” means the date of signing of this Agreement;
“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages) and all other source code, together with any and all text, diagrams, graphs, charts, flow-charts, presentations, manuals and other information that describe the foregoing;
“Subsidiary” means each of the Company’s, direct or indirect, subsidiaries as listed in Appendix 6.4.5, and “Subsidiaries” means all such subsidiaries, collectively;
“Surviving Provisions” means Sections 12-19;
“Taxes” means any and all (a) taxes, charges, withholdings, levies imposts and duties or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any governmental taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, environmental), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any governmental taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of law (for the U.S. Subsidiary, including pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar Law)) or otherwise;
“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099 for the U.S. Subsidiary and similar forms in other jurisdictions), or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof;
“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document);
“Third Party Claim” means any claim by a third party (including tax and other authorities) against any of the Group Companies which could lead to a breach of any of the Warranties;
“Third Party Software” means, with respect to any proprietary software of the Group Companies, all of the following that are not owned by any of the Group Companies: (a) software that is used in, incorporated into, embedded in, combined with, linked with, distributed with, provided to any person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such business product, including any software that is referenced or required to be present or available in such proprietary software from which any of the business products inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (b) any and all Intellectual Property Rights that are embodied in such product, excluding, in each case, any Open Source Software;
“Transactions” means the sale and purchase of the Shares as contemplated by this Agreement and the transactions contemplated by the other Transaction Documents;
“Transaction Documents” means this Agreement and the certificates, agreements, and other documents contemplated by this Agreement;
“U.S. Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA and any other similar material written fringe benefit, incentive, bonus, employment, retention, change in control, termination or severance plan, program, fund, agreement or arrangement, whether or not subject to ERISA, maintained (or contributed to or required to be contributed to) by the U.S. Subsidiary or any Group Company, or any of their respective Affiliates, in which any U.S. Employee or former U.S. Employee participates or is a party, but excluding any rights pursuant to Applicable Law or customary employment arrangements;
“U.S. Employee” means each individual employed by the U.S. Subsidiary;
“U.S. Subsidiary” means NorthStar Battery Company, LLC;
“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Vendor Legal Due Diligence Report” means the red flag vendor legal due diligence report prepared by Wigge & Partners Advokat KB dated 13 February 2019 and made available to the Buyer in the Data Room; and
“Warranties” means the warranties (Sw. garantier) of the Sellers set out in Section 6.

2.2	Construction and Interpretation
In this Agreement:

(a)
“person” shall include any individual, firm, company, corporation, partnership or other entity having legal personality or any Governmental Authority; including in each case the successors of each such person;

(b)	“ordinary course of business” shall mean the ordinary course of business of the Group, in accordance with past practice;

(c)	“material” shall be construed as something having a material impact on the condition, assets, operations, results and prospects of the Group, taken as a whole;

(d)
“fairly disclosed” shall mean a disclosure of a fact, matter or circumstance in a manner and to the extent that such disclosure has allowed a professional buyer or any of its Representatives to reasonably identify such fact, matter or circumstance and the Warranty or Warranties to which it relates provided that this shall not limit that a disclosure in one section or folder in the Data Room is fairly disclosed in respect of Warranties using other headings in this Agreement;

(e)
“control”, in relation to person, shall mean any direct or indirect influence which, if exercised, would give another person (whether acting alone or with others) the power to secure that the actions or affairs of that person are conducted in accordance with the wishes of the person exercising control including, in the case of a corporate body, ownership of more than half of the capital or business assets or the right to exercise more than half of the voting rights or the power to appoint more than half of the members of the board of directors or supervisory board of the second party or persons, and the term “controlled” shall be construed accordingly;

(f)	“including” shall, where the context permits, be construed as if it were followed by the words “without limitation”;

(g)	a reference to ‘and/or’ shall be deemed to include a reference to each of the adjoining terms both individually and collectively;

(h)	a reference to ‘USD’ shall mean the lawful currency of the United States; and

(i)	a Warranty which is stated to be given by the Sellers on their own behalf, is given individually and severally (and not jointly).

3.	Sale and Purchase

3.1
Upon the terms and subject to the conditions set out in this Agreement, the Sellers agree to sell, and the Buyer agrees to purchase the Shares, free and clear of any Encumbrances together with all rights attached to them.

3.2	The Shares shall be transferred to the Buyer on the Closing Date.

3.3
The Sellers hereby waive any right of first refusal or any pre-emption rights with respect to any Shares whether under the Company’s articles of association or any agreement, and release any other Encumbrance affecting the Shares to which they are entitled with effect from Closing.

4.	Purchase Price

4.1	The Purchase Price
The purchase price for the Shares shall be the aggregate of:

(a)	USD 80,067,870; less

(b)	an amount equal to any Leakage of which the Seller Representative is aware (the “Known Leakage”), being USD 2,106,889,
(i.e. USD 77,960,981 in aggregate, distributed with USD 11,999,938 on the Convertible Loan and USD 65,961,043 on the remaining Shares, calculated in accordance with Appendix 4.1, as per the Locked Box Date in respect of Section 4.1(a) and as per Closing in respect of Section 4.1(b)).

4.2	Payment of the Purchase Price

4.2.1
The Purchase Price shall be paid, by the Buyer at Closing in immediately available funds (without deduction, set-off, withholding or counterclaim) in USD to the Seller Representative’s account with Royal Bank of Scotland; Reference: Altor Fund II GP Ltd – Invest; sort code: 16-10-28; account No. 1028-50491191 (Bic: RBOSJESX; IBAN: GB37RBOS16102850491191) or to such other account as designated by the Seller Representative.

4.2.2	For the purposes of Section 10, the Purchase Price shall be deemed to have been distributed among the Sellers in accordance with Appendix 4.2.2.

4.2.3
No later than three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Buyer a statement executed by an authorized officer of the Seller Representative containing the amount of the Closing Bank Debt, as of Closing. Should Closing be postponed due to Sections 5.3(c) or 5.5, such statement shall include an update or confirmation of the amount of Closing Bank Debt and Known Leakage.

5.	Closing

5.1
Closing shall take place at the offices of Wigge & Partners Advokat KB at Birger Jarlsgatan 25 in Stockholm at 10.00 a.m. Stockholm time on 30 September 2019 (unless Closing has been postponed to a new Closing Date in accordance with Sections 5.3(c) or 5.5, the “Closing Date”), and shall be deemed to be effective as of 12:01 am on the Closing Date .

5.2	Immediately prior to Closing, the Seller Representative and the Buyer shall, unless they are aware of any Closing Deferral Event, confirm that no Closing Deferral Event is continuing. At Closing:

(a)	the Buyer shall:

(i)	pay the Purchase Price in accordance with Section 4.2.1 above;

(ii)
cause shareholders’ meetings (including preparing minutes and other documentation) to be held in the Group Companies at which the Buyer shall appoint new board members and auditor (as applicable) and submit the relevant documents to each relevant authority;

(iii)
procure that the relevant Group Companies repay all outstanding amounts (including e.g. interest, fees, break costs, the bank’s cost and expenses etc.) as incurred by the Group Companies in relation to the Facilities Agreements in order for the Bank Pledges to be released; and

(iv)	procure that the premium under the R&W Insurance is paid and deliver to the Seller Representative documents evidencing such payment.

(a)	the Sellers shall:

(i)
transfer the Shares (including the Convertible Loan and all rights thereunder) and deliver to the Buyer, against payment of the Purchase Price, the share certificates (if any) representing the Shares (other than the Convertible Loan), duly endorsed to the Buyer, together with any dividend coupons pertaining thereto;

(ii)	procure that the Buyer is entered as owner of the Shares (other than the Convertible Loan) in the share register of the Company and deliver the updated share register to the Buyer;

(iii)	ensure, if requested by the Buyer, that all board members of the Group Companies appointed by the Sellers retire from their respective offices;

(iv)
if requested by the Buyer, cause the Group Companies to issue powers of attorney, enabling the persons appointed by the Buyer to sign for and on behalf of the Group Companies until new signatories have been duly registered;

(v)
cause the Group Companies to terminate the Facilities Agreements upon Closing and procure that the Banks release the Bank Pledges, in connection with the Buyer’s fulfilment of the Closing action specified in Section 5.2(a)(iii) above;

(vi)	deliver the R&W Insurance Bring Down Statement; and

(vii)	notify the Company of the transfer of the Convertible Loan and all rights thereunder to the Buyer.
The events set out in Section 5.2 shall be regarded as one transaction and all documents to be executed and delivered by the Parties at Closing shall be deemed to have been taken and executed simultaneously. Prior to consummation of all actions, no action shall be deemed consummated and the transfer of the Shares is completed once all actions have been consummated.

5.3
If the Sellers, on the one hand, or the Buyer, on the other hand, fails to comply with any of their respective obligations under Section 5.2, then the Sellers (in the event of a default by the Buyer) or the Buyer (in the event of a default by the Sellers) shall be entitled in its sole discretion to:

(a)
terminate this Agreement, which, however, shall not prejudice such Party’s right to indemnification with respect to the defaults which have occurred and shall not affect the Surviving Provisions, which shall survive such termination;

(b)	effect the Closing so far as is practicable which, however, shall not prejudice such Party’s right to indemnification with respect to the defaults which have occurred; or

(c)
specify a new date for the Closing, which shall be a Business Day no more than twenty (20) Business Days after the Closing Date, in which case the provisions of this Section 5.3 (except for this Section 5.3(c)) shall apply to the Closing so deferred.

5.4
If this Agreement is terminated pursuant to Section 5.3(a), the Parties undertake to take, and procure that the Company takes, any and all reasonable measures and give all necessary assistance to undo and achieve the reversal of any actions already undertaken pursuant to Section 5.2. To the extent required, the Parties shall engage in good faith discussions among each other to find a solution for the reversal of any actions in a manner, to the greatest extent possible, ensuring that the Parties after such reversal are in the same position as if no actions hereunder had taken place and achieving the structure that was in place prior to entering into this Agreement.

5.5	In the event of a Closing Deferral Event, Closing shall be postponed until the third Business Day after such Closing Deferral Event is no longer continuing.

5.6
The Seller Representative and the Buyer shall keep each other informed of any actual, threatened or pending OSHA Event or Antitrust Event. Each Party shall use its commercially reasonable best efforts (which shall not include any obligation to provide additional capital by any Party) to challenge, resolve, mitigate, settle or obtain waivers of any OSHA Event or Antitrust Event. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging that the Transactions are in violation of any Antitrust Law, the Sellers and the Buyer shall cooperate and use its commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions. In connection with and without limiting the foregoing, the Buyer agree to use its commercially reasonable best efforts and to take promptly commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the Transactions as expeditiously as possible, provided that no provision of this Agreement, shall impose an obligation on the Buyer to offer, accept, or agree to sell, license, divest (including any sale, license, divestiture, hold separate, or other disposition of any asset, relationship, contractual right, or arrangement) any material assets of the Buyer or any of the Group Companies.

5.7
In the event that Closing has been postponed pursuant to Section 5.5 above and the relevant Closing Deferral Event is still continuing on 30 June 2020, the Seller Representative (on its own behalf and on behalf of the Minority Sellers) and the Buyer shall be entitled, each in its sole discretion, to give written notice of termination of this Agreement with immediate effect. The Buyer and the Sellers shall not be entitled to any compensation of any kind due to the termination, except for compensation due to breach of the Agreement by a Party prior to such termination (for the avoidance of doubt, including any breach of Section 5.6) and shall not affect the Surviving Provisions, which shall survive such termination.

6.	Warranties of the Sellers

6.1	The Buyer has, prior to the Signing Date, conducted the Due Diligence.

6.2
Subject to the qualifications and limitations set out herein and subject to what has been fairly disclosed to the Buyer or its Representatives in the Disclosed Information or this Agreement, the Sellers make the following Warranties (Sw. garantier) to the Buyer, all of which are made as of Signing and Closing unless otherwise explicitly stated herein.

6.3	Corporate Existence and Power

6.3.1
Each Seller (a) that is a legal entity warrants, on its own behalf, (i) that it is duly organized and validly existing under the laws of its jurisdiction of incorporation and (ii) that the execution by such Seller of each Transaction Document to which such Seller is a party and the consummation by such Seller of the Transactions has been duly authorised by all necessary corporate action and (b) who is a natural person, represents and warrants that such Seller is of sound mind and understands the purpose and effect of the Transaction Documents and the Transactions .

6.3.2
Each Seller warrants, on its own behalf, that it (i) has not initiated any negotiations with any creditors regarding its composition; (ii) is not insolvent; and (iii) has not filed (or to the actual knowledge of such Seller have had filed against it) any petition for its winding-up, company re-organisation or bankruptcy, in each case within the meaning of Applicable Law.

6.3.3
Each Seller warrants, on its own behalf, that the execution and delivery of, and the performance by such Seller of its obligations under, this Agreement or the completion of the Transactions, does not (for the avoidance of doubt other than pursuant to any merger or anti-trust approval): (i) result in a breach by it of Applicable Law or require it to obtain the consent of any Government Authority; (ii) result in the creation or imposition of any Encumbrance against or upon any of the equity interests or any assets or properties of any Group Company; or (ii) if such Seller is a legal entity, result in a breach of any provision of its articles of association or any other constitutional document.

6.3.4
Each Seller warrants, on its own behalf that it has the requisite power and authority (or, in the case of each such Seller that is a natural person, capacity) to enter into, execute and deliver each Transaction Document to which it is a party and to perform its, his, or her obligations hereunder and thereunder, including to complete the Transactions, and the Transaction Documents constitute, when executed by or on behalf of such Seller, lawful, valid and binding obligations of such Seller in accordance with their respective terms.

6.3.5
Each Group Company is duly incorporated or organized, validly existing, and solely with respect to the U.S. Subsidiary, is in good standing, under the laws of the applicable jurisdiction of each Group Company’s incorporation or organization. Each Group Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Group Company and to carry on its respective business in the name manner as it is carried on the date of this Agreement. The copies of each Group Company’s constitutional documents, each as amended to the Signing Date and made available to the Buyer in the Data Room, are true, complete and correct, and no amendments thereto are pending. No Group Company has filed or, to the Sellers’ Knowledge, have had filed against it, any petition for winding-up, company re-organisation or bankruptcy.

6.3.6
Each Group Company has the corporate power and authority to enter into, execute and deliver and perform the Transaction Documents to which such Group Company is a party and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which such Group Company is a party, the performance by such Group Company of its obligations thereunder, and the consummation of the Transactions have been duly authorized by all requisite action on the part of such Group Company. The Transaction Documents to which such Group Company is a party (a) to be executed at Closing shall be, when executed, duly executed and delivered by such Group Company and (b) constitute legal, valid and binding obligations of such Group Company, enforceable against such Group Company in accordance with their respective terms.

6.3.7	To the Sellers’ Knowledge, there is no Action or Order pending or threatened that is reasonably likely to prevent or delay the consummation of the Transactions.

6.4	Capitalisation and Title

6.4.1
Each Seller warrants, on its own behalf, that it owns its respective Shares, as set out opposite such Seller’s name in the columns headed “Shares” in Appendix A and that such Shares are not subject to any Encumbrances which have not been (or will not be) waived or released in connection with the Transactions.

6.4.2	The Shares (other than the Convertible Loan) represent the entire issued share capital of the Company and the Shares are validly issued and fully paid.

6.4.3
There are no (a) option agreements, rights of first refusal or similar Contract which will be triggered by the Transactions or (b) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting, ownership or transfer of any of the Shares or equity interest of the Group Companies, which will not be waived or terminated at Closing.

6.4.4
Other than pursuant to the Convertible Loan, there are no outstanding arrangements or commitments which call for the issue or transfer of any shares, warrants, convertible debentures or other securities of the Company or the Subsidiaries.

6.4.5
The Company directly owns and has full title, free and clear from any Encumbrances which have not been (or will not be) waived or released in connection with the Transactions as listed in Appendix 6.4.5 to the equity in SiteTel Sweden AB. Other than SiteTel Sweden AB, the Company does not own, or have any interest in any equity interest directly in any other person. SiteTel Sweden AB directly owns and has full title, free and clear from any Encumbrances which have not been (or will not be) waived or released in connection with the Transactions to the equity in the U.S. Subsidiary, Sitetel Shanghai, Co. Ltd, Northstar Battery DMCC, Dubai, and NS Asia Pacific SDN BHD as listed and indicated in Appendix 6.4.5. Other than as set forth in Section 6.4.5 and Appendix 6.4.5, no Group Company owns, or has any interest in any equity interest, directly or indirectly, in any other person.

6.4.6	No share certificates have been issued in any Group Company except for SiteTel Sweden AB.

6.4.7
No Group Company (i) is involved in any negotiations with any creditors regarding its composition; (ii) is insolvent; or (iii) has filed (or to the Sellers’ Knowledge, is subject to any filing against it of) any petition for its winding-up, company re-organisation or bankruptcy, in each case within the meaning of Applicable Law.

6.5	Accounts

6.5.1
The Accounts, as set out in Appendix 6.5.1, give a true and fair view (Sw. rättvisande bild (as defined in the Swedish Annual Report Act (Sw. Årsredovisningslagen)) of the financial position and the results of the operations, shareholders equity and cash flows of the Group Companies on a consolidated basis at the dates and for the time periods indicated and have been prepared in accordance with the Accounting Principles applied in a manner consistent with past practice for the two (2) prior audited annual accounts.

6.5.2
The consolidated unaudited balance sheet for the Group at 30 June, 2019 and the related statements of income for the six (6) month period then ended (the “Interim Financial Statements”) are provided in the Data Room and attached as Appendix 6.5.2.

6.5.3
The Interim Financial Statements do not materially misstate the financial position and results of operations of the Group Companies at the date and for the time period indicated and have subject to normal year-end adjustments and absence of notes been prepared by the management of the Group Companies in accordance with the Accounting Principles, consistent with the Accounts. The Accounts and Interim Financial Statements were derived from the books and records of the Group Companies.

6.5.4
The Group Companies maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting and record-keeping controls that to the Sellers’ Knowledge provide reasonable assurance that: (a) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability; (b) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; (c) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no contractual commitment to pay; (d) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (e) the Group Companies maintain records in accordance with statutory records retention requirements, in accordance with the Accounting Principles and Applicable Law.

6.6	Accounts Receivable and Accounts Payable

6.6.1
All accounts receivable of the Group Companies (the “Receivables”) have arisen from bona fide transactions in the ordinary course of business and appropriate reserves in respect thereof (other than in respect of Receivable arising after the Locked Box Date) are reflected in the Interim Financial Statements in accordance with the Accounting Principles. The amount carried for doubtful accounts and allowances disclosed in the Interim Financial Statements was calculated in all material respects in accordance with the Accounting Principles, however taking into account the purpose for which they have been prepared and that the Interim Financial Statements are not audited accounts. Since the date of the Interim Financial Statements there have not been any write-offs as uncollectible of any Receivables.

6.6.2
The accounts payable of the Group Companies (a) are properly reflected on the Interim Financial Statements in accordance with the Accounting Principles (or have arisen in the ordinary course of business since the date of the Interim Financial Statements), however taking into account the purpose for which they have been prepared and that the Interim Financial Statements are not audited accounts and (b) arose from bona fide transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by any Group Companies, or other alleged obligations of any Group Company, which any Group Company has disputed or determined to dispute or refuses to pay.

6.7	Taxes

6.7.1
All Tax Returns relating to Tax required to be filed by any Group Company during the last three (3) years have been timely filed with the appropriate Governmental Authority and such Tax Returns are true, correct and complete. True, accurate and complete copies of such Tax Returns have been provided to the Buyer in the Data Room.

6.7.2
All Tax that is due for payment by any Group Company (whether or not shown to be due on such Tax Return) has been timely paid by the relevant Group Company. All Tax required to be withheld or deducted on behalf of another person by any Group Company has been withheld or deducted by the relevant Group Company, and the relevant Group Company has duly accounted for and delivered any such withholdings or deductions to the relevant authorities, as required by Applicable Law.

6.7.3
For all Tax assessed but not yet due by any Group Company or required to be paid by Applicable Law that is attributable to any Tax period ending on or before the Balance Sheet Date (or the portion up until such date of any Tax period commencing before, but ending after, such date, calculated as if such Tax period ended on such date), appropriate and adequate reserves have been made in the Accounts.

6.7.4
For all Tax assessed but not yet due by any Group Company or required to be paid by Applicable Law that is attributable to any Tax period ending on or before the Locked Box Date (or the portion up until such date of any Tax period commencing before, but ending after, such date, calculated as if such Tax period ended on such date), in all material respects appropriate and adequate reserves have been made in the Interim Financial Statements, in accordance with and to the extent required by the Accounting Principles.

6.7.5	There are no ongoing tax audits or, to the Sellers’ Knowledge, threatened with respect to any Group Company.

6.7.6
No Group Company has received in the past three (3) years a written notice from any Governmental Authority that the Group Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Group Company does not pay Taxes or file Tax Returns.

6.7.7
No Group Company is involved in or subject to any proceeding or litigation relating to any Tax and, to the Sellers’ Knowledge, no investigation, proceeding or litigation relating to any Tax is threatened against any Group Company.

6.7.8
No Group Company has executed or filed with any Governmental Authority any Contract or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

6.7.9
The U.S. Subsidiary has not engaged in any transaction (a) which is a “reportable transaction”, (b) which is a “listed transaction” or (c) a “significant purposes of which is the avoidance or evasion of United States federal income tax” within the meanings of Section 6662, 6662A, 6011, 6012, 6111, or 6707A of the U.S. Tax Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective date).

6.7.10
No Group Company is liable for Taxes of any other person as a result of successor liability, transferee liability or joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of non-U.S. laws). No Group Company is a party to any Tax Sharing Agreement.

6.7.11
No Group Company will be required to include in taxable income an item of income or exclude from taxable income an item of deduction for any period after the Closing Date as a result of (a) a transaction occurring on or before the Closing Date reported as an instalment sale or open transaction or any similar doctrine; (b) any prepaid amounts paid or received on or prior to the Closing Date or any deferred revenue realized on or prior to the Closing Date; (c) a change in method of accounting or use of an improper method of accounting with respect to a period prior to Closing; or (d) an agreement entered into with any Governmental Authority on or prior to the Closing.

6.7.12
The U.S. Subsidiary has not distributed stock of another person, or had its stock distributed by another person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the U.S. Tax Code or Section 361 of the U.S. Tax Code.

6.8	Material Agreements

6.8.1
A true, correct, and complete copy of each of the following contracts in force as at the Signing Date has been provided in the Data Room (save for general terms & conditions and policies available on the internet and included in the agreements only by reference) (the “Material Agreements”):

(a)	any partnership agreements, joint venture agreements or other similar agreement which involves sharing of revenues, profits, losses, costs or liabilities by any Group Company with any other person;

(b)	any Contract pursuant to which a Group Company is to or has received any conditional equity or capital contribution, in each case that may involve a repayment obligation;

(c)
any agreement or commitment relating to Indebtedness in excess of USD 500,000 or pursuant to which any Group Company has assumed, guaranteed, or granted security over any of its assets for Indebtedness of any other person that is not a Group Company;

(d)
any Contract with a Material Supplier in respect of its supply of goods or services to the Business or Material Customer in respect of its purchase of goods or services from the Business, in each case with a duration in excess of two years and annual purchase or sales under such agreement in excess of USD 100,000;

(e)
any Contract that includes licensing of Intellectual Property Rights, whether as licensor or licensee, of any Intellectual Property Rights (excluding standard off-the-shelf commercial software, software shrink-wrap and click wrap licenses) with a contemplated annual consideration in in excess of USD 100,000 (“Material IP Contracts”);

(f)	any acquisition or divestiture of any company, business or shares during the last three (3) years under which any obligations of any Group Company have not terminated or lapsed;

(g)
any Contract with another person limiting or restricting the ability of Group Company to enter into or engage in any market or line of business, in a manner that would materially adversely affect the Business;

(h)
any Contract under which a Group Company has directly or indirectly made any advance, loan, mortgage, note, bond, extension of credit or capital contribution to or for the benefit of, or other investment in, any person, in each case, other than with respect to trade receivables owing to a Group Company in the ordinary course of business;

(i)	any Contract with sales agents or marketing agents for the marketing or sale of the products or services of a Group Company, with an annual consideration to such agent in excess of USD 100,000;

(j)	any Contract containing a so-called “most favoured nation”, “take or pay”, “meets competition” or “most favoured customer” clause;

(k)	any Contract to manufacture for any third party in such third party’s name any product or component;

(l)	any sole source or exclusive supplier Contract for goods or services supplied to a Group Company;

(m)	any currency or interest rate swap, collar or hedge Contract;

(n)	any lease Contract related to any equipment, vehicle or other tangible personal property used by a Group Company in an annual amount in excess of USD 100,000;

(o)	any Contract under which a Group Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by a Group Company;

(p)	any Contracts made in the last five years with respect to the purchase or sale of real property;

(q)
any Contracts with a Governmental Authority for the delivery of goods or services to such Governmental Authority with a contemplated consideration payable under such Contract in excess of USD 100,000; and

(r)
any other Contract, whether or not made in the ordinary course of business, that contemplates an exchange of consideration by or to a Group Company with an aggregate value greater than USD 1,000,000 per year and a duration in excess of two years,

6.8.2	The Material Agreements are valid and binding in accordance with their respective terms.

6.8.3
No Group Company nor, to the Sellers’ Knowledge any counterparty, is in material default under any Material Agreement. No Group Company has given or been given, written notice of intention to terminate, modify, or otherwise take action that would be materially adverse to a Group Company of any Material Agreement to which it is a party (other than Huawei and Exide), and to the Sellers’ Knowledge, no counterparty to any Material Agreement intends to give such written notice.

6.8.4
To the Sellers’ Knowledge, no event or circumstance has occurred and is continuing that constitutes an event of default which results in or permits an early termination of any Material Agreement. No Group Company has received or sent any written notice alleging any material breach or material default under any Material Agreement.

6.8.5
Each Seller warrants on its own behalf, that no Contract in respect of any Indebtedness owed to such Seller, between such Seller, on the one hand, and any of the Group Companies, on the other, will be outstanding immediately after Closing, except for employment agreements (or agreements related thereto), director appointments and Consultancy Agreements with the Minority Sellers or other Contract which are made in the ordinary course of business.

6.9	Affiliated Transactions
There are no Contracts between the Sellers or their Affiliates, one the one hand, and the Group Companies, on the other hand that have not been entered into in the ordinary course of business and on arm’s length terms.

6.10	Employees and Pensions

6.10.1
A true, correct, and complete copy of (a) each employment agreement between a Group Company and each Key Employee, as listed in Appendix 6.10.1, and (b) each Consultancy Agreement with an annual compensation paid or payable in excess of USD 100,000, in each case as of the Signing Date, has been provided in the Data Room and such agreements are valid and in force. All other employees in the Group Companies are, to the Sellers’ Knowledge, employed on terms and conditions customary within the respective employer Group Company’s field of business.

6.10.2	All U.S. Employees are employed on an at-will basis.

6.10.3	No Key Employee has given, or been given, written notice of termination of employment, and to the Sellers’ Knowledge, no Key Employee intends to give such written notice.

6.10.4
The Group Companies have fulfilled their obligations to inform and negotiate with any trade unions during the last three (3) years. There are no, and has not been during the last three (3) years, any strikes or other labour disputes between any Group Company and any of its current or former employees or their unions. There are no such strikes or labour disputes pending, or to the Sellers’ Knowledge, threatened.

6.10.5
No Group Company is liable at the Signing Date make any payment to a director or employee or former director or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal.

6.10.6
All Group Companies have at all times complied with their pension undertakings pursuant to any company pension insurance policy binding upon it or individual or collective agreements with concerned employees for such insurance policies. All pension insurance premiums required to be paid by any Group Company for the purpose of pension, retirement, health care, disability or life insurance benefits of such Group Company have been fully and timely paid and there are no debts relating to any such matter.

6.10.7
A true, correct, and complete copy of each Contract, effective as of the Signing Date, under which any Group Company is liable to make payments for providing pension, health care, disability or life insurance benefits except for such obligations which follows from Applicable Law have been provided in the Data Room.

6.10.8
A true, correct, and complete copy of the only incentive bonus, profit sharing, stock option plan and other incentive scheme presently in force as of the Signing Date with respect to any employee in any Group Company have been provided in the Data Room.

6.10.9
A true, correct, and complete copy of the only Contracts under which any employee of any Group Company is entitled to any bonus or similar benefit payable by any Group Company, solely as a result of the Transactions have been provided in the Data Room.

6.10.10
No Group Company is, nor has been in the last three (3) years, bound by any collective bargaining agreement and there are no pending or to the Sellers’ Knowledge, threatened union representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Group Companies.

6.10.11
A true, correct, and complete list of each U.S. Employee Benefit Plan as of the Signing Date has been provided in the Data Room or described in the Disclosed Information. With respect to each U.S. Employee Benefit Plan as of the Signing Date, true, correct, and complete copies of the following have been provided in the Data Room: (a) where the U.S. Employee Benefit Plan has been reduced to writing, the plan document together with all amendments; (b) where the U.S. Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, actuarial and financial statements, and investment management or investment advisory agreements; (d) copies of any summary plan descriptions, summaries of material modification, employee handbooks or similar employee communications; (e) in the case of any plan that is intended by the US Subsidiary to be qualified under U.S. Tax Code Section 401(a), a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service, and a copy of any pending request for such determination; (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached; (g) any other material notices and disclosures required to be filed with a Governmental Authority within the last two (2) years; (h) a list of individuals receiving continuation coverage under Section 601 et seq. of ERISA; (i) copies of the most recent compliance testing information (including non-discrimination testing and top-heavy testing); (j) copies of any material correspondence in the past two (2) years related to any current and prior audits or inquiries by a Governmental Authority; (k) any current fidelity bond and fiduciary liability insurance policies; and (l) any filings in the past two (2) years with any Governmental Authority under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

6.10.12
Each U.S. Employee Benefit Plan that is intended by the US Subsidiary to be qualified under U.S. Tax Code Section 401(a) has received a determination from the Internal Revenue Service that such U.S. Employee Benefit Plan is so qualified, and each trust created under a U.S. Employee Benefit Plan that is intended by the US Subsidiary to be a qualified plan has been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the U.S. Tax Code, or is entitled to rely upon an advisory or opinion letter or notification issued by the Internal Revenue Service with respect to the form of such plan and trust, and, to Sellers’ Knowledge, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any such U.S. Employee Benefit Plan.

6.10.13
Each U.S. Employee Benefit Plan, including any associated trust or fund, has been administered in all material respects in accordance with the terms of such U.S. Employee Benefit Plan, and complies, in all material respects, in both form and operation with all requirements of the U.S. Tax Code, ERISA, the U.S. Patient Protection and Affordable Care Act, as amended and as applicable, and all other Applicable Laws, and, to the Sellers’ Knowledge, nothing has occurred with respect to any U.S. Employee Benefit Plan that has subjected any Group Company to (a) a penalty or other liability under Section 502 of ERISA; (b) a material excise tax under the U.S. Tax Code; (c) liability to the U.S. Pension Benefit Guaranty Corporation (other than premium payments); (d) liability for a material non-exempt prohibited transaction under U.S. Tax Code Section 4975 or Section 406 of ERISA; or (e) any tax penalty under U.S. Tax Code Section 4980H, except such occurrence as would not have a Material Adverse Effect. Each U.S. Employee Benefit Plan that is a qualified defined contribution plan meets, in all material respects, the document and disclosure requirements for and is an ERISA Section 404(c) Plan within the meaning of the applicable U.S. Department of Labor regulations.

6.10.14	All required contributions to, and premium payments on account of, each U.S. Employee Benefit Plan have been made on a timely basis in accordance with ERISA and the U.S. Tax Code.

6.10.15
There is, to the Sellers’ Knowledge no pending or threatened Action relating to a U.S. Employee Benefit Plan, other than routine claims in the ordinary course of business for benefits provided by U.S. Employee Benefit Plans. No U.S. Employee Benefit Plan is, or, within the past two (2) years, has been the subject of an examination or audit by a Governmental Authority.

6.10.16
Except as required under Section 601 et seq. of ERISA and Section 4980B of the U.S. Tax Code or other Applicable Law, no U.S. Employee Benefit Plan provides benefits or coverage in the nature of medical, health, life or disability insurance following retirement or other termination of employment. No Group Company, nor any other person that would be considered a single employer with a Group Company under Section 414(b) or (c) of the U.S. Tax Code or ERISA, has during the last two (2) years sponsored, maintained, participated in, had an obligation to contribute or contributed to, a plan subject to Title IV of ERISA or U.S. Tax Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

6.10.17
Each U.S. Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the U.S. Tax Code and regulations) that is subject to Section 409A of the U.S. Tax Code complies in all material respects with and has been administered in all material respects in compliance with the requirements of Section 409A of the U.S. Tax Code and regulations (including notices, rulings, and proposed and final regulations) promulgated thereunder. No Group Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the U.S. Tax Code.

6.10.18
The Group Companies are now and have during the last three (3) years been in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices to the extent they relate to the Group Companies’ employees and applicants for employment, including all laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Group Companies as consultants or independent contractors are, to the Sellers’ Knowledge, properly classified as independent contractors under Applicable Laws. All U.S. Employees are classified as exempt under the Fair Labour Standards Act and state and local wage and hour laws are, to the Sellers’ Knowledge, properly classified. To the Sellers’ Knowledge, there are no Actions pending or threatened in writing to be brought or filed against any of the Group Companies by or with any court, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Group Companies, including, without limitation, any claim relating to unfair labour practices, labour grievances, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under Applicable Law.

6.10.19
A true, correct and complete list as at the date indicated therein of each current employee of each Group Company, including the following information, to the extent applicable and permitted to be disclosed under Applicable Law: (i) date(s) of hire or engagement by the Group Company, (ii) position and title (if any), (iii) current rate of compensation (including bonuses, commissions and incentive compensation, if any), (iv) job designation (i.e., salaried or hourly and full-time or part-time), (v) the number of accrued vacation days, (vi) employment status (i.e., active or on leave) and, if applicable, the anticipated date of return to active employment, and (vii) which Group Company each such employee is employed by or contracted with, has been provided in the Data Room.

6.10.20	Other than pursuant to Applicable Law, no Employee is entitled to payment for any accrued and unpaid sick pay entitlement.

6.11	Environment
The Group Companies comply with and have for the last three (3) years complied in all material respects with all Environmental Laws and no Group Company has received written notice of any judicial or administrative proceedings or investigations against it in relation to Environmental Laws. There are no locations or premises within any real property now or previously owned leased or operated by the Group Companies where there in the last two (2) years has been a Release by a Group Company in violation of Environmental Law that (a) requires any material action pursuant to any Environmental Law or any Contract entered into with any other person or (b) has resulted in or would reasonably be expected to result in any material liability under any Environmental Law. The Group Companies have not in the last two (2) years given any release or waiver of liability that would waive or impair any claim based on the presence of Hazardous Substances in, on or under any real property against any person, including against a previous owner of any real property or against any person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property. No Hazardous Substances have during the last two (2) years been spilled, disposed, stored, discharged or released by a Group Company at real property now or previously owned leased or operated by the Group Companies except in compliance in all material respects with Environmental Laws, and there are to the Sellers’ Knowledge no Hazardous Substances in, on, under, emanating from, or migrating from or onto any portion of any real property now or previously owned leased or operated by the Group Companies that has resulted in contamination in excess of applicable federal, state or local limits or requires material remediation under any Environmental Law. No underground storage tanks are located at any real property currently owned or operated by Group Companies. True, complete, and correct copies of all material reports, investigations, audits, and inspections during the last two (2) years pertaining or relating to Hazardous Substances in connection with any real property now or previously owned or operated by the Group Companies have been provided in the Data Room. The Group Companies are in all material respects in compliance with the European Union’s Registration, Evaluation and Authorization of Chemicals (REACH) Directive. The Group Companies are in all material respects in compliance with the Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment 2002/95/EC (RoHS). The Group Companies have not during the last two (2) years received any written notice that any real property currently owned or operated is listed or is proposed for listing on the National Priorities List pursuant to Comprehensive Environmental Response, Compensation, and Liability Act, the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar list of sites in any jurisdiction requiring investigation or clean-up, and no Encumbrances have been filed against either the personal or real property of the Group Companies under any Environmental Law or Order issued with respect thereto. The Group Companies are to the Sellers’ Knowledge not aware of any current or proposed requirements under Environmental Law (including pursuant to any notices or letters from any Governmental Authority) which would require material capital expenditures in the next twelve (12) months which are not shown on the Interim Financial Statements, other than such capital expenditures as may be required pursuant to the OSHA Notice; substantially in line with the amounts set out in the Capex Plan or otherwise described in the Disclosed Information, or which would not result in a material effect.

6.12	Real Property

6.12.1	A list of all real property owned by any Group Company has been provided in the Data Room (individually, an “Owned Property” and collectively, the “Owned Properties”).

6.12.2
The applicable Group Company has good, marketable and insurable title to each Owned Property, free and clear of all material Encumbrances except as fairly disclosed in the Data Room. No Group Company has granted any outstanding options, rights of first offer or rights of first refusal to purchase any Owned Property or any portion thereof or interest therein in favour of any person.

6.12.3	No Group Company has leased or otherwise granted to any person the right to use or occupy any portion of any Owned Property other than customary easements and similar rights.

6.12.4
There are no eminent domain, condemnation or other similar proceedings pending or, to the Sellers’ Knowledge, threatened against or otherwise affecting any portion of an Owned Property, and no Group Company has received any written notice of the same. The current use of each Owned Property in the conduct of business does not violate in any material respects any instrument of record or agreement affecting an Owned Property, and to the Sellers’ Knowledge there is no material violation of any covenant, condition, restriction, easement or Order of any Governmental Authority having jurisdiction over any Owned Property or the use or occupancy thereof.

6.12.5
To Sellers’ Knowledge, each Owned Property is in all material respects in compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar Applicable Laws affecting the Owned Property, and no Group Company has received (a) any written notice of any material violation or claimed material violation by any of them of any such laws with respect to any Owned Property which have not been resolved; or (b) any written notice of proposed or threatened proceedings to change or redefine the zoning classification or other governmental restrictions applicable to any Owned Property.

6.12.6
To Sellers’ Knowledge, (a) there are no proposed special assessments, or proposed material changes in property tax or land use affecting the Owned Property; and (b) the Owned Property is not subject to any so-called “recapture agreement” involving any refund or any payment for sewer extension, oversizing utility, road services or contiguity agreement, lighting or like expense or charge.

6.12.7
Each Owned Property and the improvements located on each Owned Property, are reasonably adequate to service the normal operations of the relevant Group Company at each Owned Property as conducted in the last twelve (12) months and, all Permits required to carry out the normal operation of each Owned Property substantially as operated in the last twelve (12) months have been obtained and are in full force and effect.

6.12.8
A true, correct, and complete copy of all Contracts for real property leased, occupied or subleased by any Group Company (save for lease agreements entered into by Group Companies other than the Company, Sitetel Sweden AB and the US Subsidiary, that are not material to the Group), (the “Leased Real Property”) (the contracts pursuant to which such Leased Real Property is leased being the “Leases”) has been provided in the Data Room. With respect to the Leases and any other agreement pertaining to the Leased Real Property, no Group Company, nor to the Sellers’ Knowledge any counterparty is in material breach of any of the Leases. Each Lease to which a Group Company is a party (a) is a legal and binding obligation of such Group Company, and, to the Sellers’ Knowledge each counterparty thereto and (b) is in full force and effect, enforceable against the Group Company and, to the Sellers’ Knowledge, the counterparty thereto, in accordance with the terms thereof. No Group Company has sublet, assigned, encumbered or hypothecated any leasehold interest in any of the Leases.

6.12.9	No written notice of breach or termination has been sent or received or is, to the Sellers’ Knowledge, threatened, in respect of any Lease.

6.13	Personal Property and Sufficiency of Assets

6.13.1
The Group Companies have good and marketable title to, or a valid leasehold interest in, all tangible assets and properties that (a) are reflected on the Accounts or (b) were acquired since the Balance Sheet Date (the “Personal Property”), except in each case for assets and properties disposed of since the Balance Sheet Date.

6.13.2
The Personal Property together with its intangible assets and any assets, services or rights available to the relevant Group Company under valid leases, licenses or service agreements or similar arrangements, is in all material respects sufficient for the conduct of the business of the Group Companies as currently conducted.

6.13.3
The Group Companies own or have valid rights to and, at the Closing will own or have valid rights to, all of the assets (including Intellectual Property Rights), rights, properties and services that are necessary to operate the business of the Group Companies immediately after the Closing Date substantially in the manner as it is being conducted by the Group Companies as of the Signing Date and as of immediately prior to the Closing.

6.14	Litigation of the Group Companies

6.14.1
No Group Company is engaged in or is a party to any material Action. To the Sellers’ Knowledge, no material Action by or against a Group Company is expected or threatened in writing. During the last two (2) years there have been no material Actions against a Group Company. During the last two (2) years, no Group Company has initiated, or threatened to initiate, any material Action against another person. No Group Company is subject to any outstanding material adverse Order.

6.14.2
There is no Action or Order pending or, to the Sellers’ Knowledge, threatened, against or affecting such Seller or any of their respective Affiliates that is reasonably likely to delay or prevent the consummation of the Transactions (including any Action that questions the legality or propriety of the Transactions or that could reasonably be expected to enjoin, prevent, hinder, alter or delay the consummation of any of the Transactions).

6.15	Compliance with Law and Permits

6.15.1
A true, correct, and complete copy of the Group Companies’ material Permits have been provided in the Data Room, each such Permit is valid and in full force and effect, and no such Permit has been revoked.

6.15.2
Each Group Company holds all material Permits necessary to conduct the business as conducted by such Group Company on the Signing Date or that are necessary to entitle such Group Company to own or lease, operate and use its assets as currently owned, leased, operated or used. No loss, revocation, termination or similar action with respect to any material Permit held by a Group Company is pending or, to the Sellers’ Knowledge, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or Applicable Laws with respect to which the Group Companies have applied, or will timely apply, for renewals or replacements. Each Group Company is, and for the last three (3) years has been, in compliance with the terms and conditions of all material Permits held by them in all material respects. To the Seller’s Knowledge, none of the material Permits held by the Group Companies will (a) be terminated or impaired or become terminable as a result of the Transactions or (b) require any change in the terms or conditions of any such Permits as a result of the Transactions.

6.15.3
The Group Companies comply with and have during the previous three (3) years, complied in all material respects with all Applicable Law. During the last three (3) years, no Group Company has (a) been charged with or been under formal investigation by any Governmental Authority with respect to, a material violation of any Applicable Law, and (b) received any written communication from any Governmental Authority or any other person regarding any actual or alleged material violation of, or failure to comply in any material respect with, any Applicable Law and no Governmental Authority has indicated to any Group Company in writing that it intends to initiate an material Action against a Group Company asserting that the Group Company is not in compliance in all material respects with any Applicable Law.

6.15.4
To the Sellers’ Knowledge, each Group Company has the right under Applicable Law to carry on its respective business in all material respects as it has been during the last three (3) years and is currently conducted.

6.15.5
Each Group Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which its properties or the transactions of the business by any Group Company makes such license or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

6.16	Intellectual Property and IT

6.16.1
Appendix 6.16.1 sets forth a complete and correct list of (a) each issuance, registration or application for Intellectual Property Rights held by a Group Company used in the Business as currently conducted on the Signing Date, including identification of the Group Company holding such rights (the “Registered Group Company IP”). The Group holds, either by ownership or valid licences all Intellectual Property Rights required to conduct the Business as currently conducted on the Signing Date. No Registered Group Company IP is the subject to any judgment or to the Sellers’ Knowledge any pending threats, notice, claim, dispute, challenge, opposition, cancellation or nullity proceeding, involving the ownership, validity or enforceability of any Registered Group Company IP. None of the Group Companies has received any written claim or demand, and there is no claim, action, suit, or other proceeding pending or to the Sellers’ Knowledge threatened challenging the validity of, or such entity’s ownership of or right to use, any Registered Group Company IP.

6.16.2
The Group Companies are the sole owners of all right, title and interest in and to the Registered Group Company IP in each case, free and clear of any Encumbrances that will not be released in connection with the Transactions, and have a valid and enforceable right to use all other material Intellectual Property Rights used in or necessary for the conduct of the business of the Group Companies as currently conducted. The registrations for all Registered Group Company IP are valid, subsisting in accordance with Applicable Law and are not withdrawn, cancelled or abandoned.

6.16.3	The Group Companies do not jointly, license, or claim any right, title or interest with any other person of any Intellectual Property Rights owned by or purported to be owned by the Group Companies.

6.16.4
No Group Company is infringing the Intellectual Property Rights of any other person nor is to the Sellers Knowledge any third party infringing the Intellectual Property Rights of any Group Company. No Group Company has made or intends to make any claim against any third party regarding the use of Intellectual Property Rights owned or held by any of the Group Companies and there is no ongoing claim or to the Sellers Knowledge threatened claim against any Group Company relating to Intellectual Property Rights of any other person which relates to the misuse of Intellectual Property Rights by any Group Company.

6.16.5
The Group Companies have paid all application and renewal fees relating to the Registered Group Company IP that have become due. The Group Companies, and to the Sellers’ Knowledge, their agents, and their patent counsel have materially complied with any duty of candour and disclosure to the patent office in the relevant jurisdiction with respect to all patents and patent applications and have made no material misrepresentations in connection with the prosecution or maintenance of any patent or patent application.

6.16.6
Each Group Company has taken, and currently takes, commercially reasonable measures to protect and maintain the value, confidentiality, and security, of the trade secrets and all other confidential and proprietary information owned by the Group Companies. To the Sellers’ Knowledge, no current or former consultant or independent contractor is in violation of any confidentiality obligation owed to any Group Company.

6.16.7
Appendix 6.16.7 includes a complete and correct list of all material proprietary software developed by or for the Group Companies and not commercially available from third party vendors that is currently used in or related to the business of the Group Companies as currently conducted as per the Signing Date (collectively, the “Material Software”). None of the Group Companies has during the last two (2) years received written notice alleging that the use of any material software (including Material Software) by any of the Group Companies is in violation or breach of any Open License Terms or any terms and conditions of the licenses associated with the Third Party Software components. The Group Companies, as applicable, are in actual possession of and have ownership, possession, and control over a complete and correct copy of all Source Code and Object Code, for all Material Software. None of the Material Software owned by the Group Companies is designed to intentionally cause (a) disruption of the operation of, or disabling of, the operation of the code, (b) facilitation of unauthorized access by any other person or the dissemination of any confidential information or Personal Data to any unauthorized person, or (c) damage to any other software or hardware or person.

6.16.8
The Sellers have made available to the Buyer in the Data Room, true, complete and correct copies of, all Material IP Contracts. No Group Company nor, to the Sellers’ Knowledge, any counterparty, is in material default under any of the Material IP Contracts. No Group Company has given, or been given, written notice of a breach of or termination of any Material IP Contract, and to the Sellers’ Knowledge no counterparty to any such Material IP Contract intends to give such written notice.

6.16.9
The Group Companies have the rights, either by ownership or under valid licenses or other agreements, to all material information technology systems (including software and hardware) used in connection with the operation of the Business as conducted on the Signing Date (the “IT Systems”). All IT Systems owned by or leased or licensed by or for the Group Companies, and used in connection with, the business of the Group Companies are in reasonable working order and to the Sellers’ Knowledge in all material respects sufficient for the conduct of the business of the Group Companies as currently conducted on the Signing Date. At Closing, the Buyer will have all ownership or lease or license rights or other rights of use to all IT Systems that are required for the conduct of the business of the Group Companies in all material respects as currently conducted on the Signing Date.

6.16.10
The Group Companies have taken commercially reasonable steps and implemented commercially reasonable security, disaster recovery, and business continuity procedures and plans, in each case consistent in all material respects with Cybersecurity Requirements, to protect the IT Systems from unauthorized access and the integrity of all Data stored therein (including all trade secrets, confidential and proprietary information and personal information). To the Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of or theft from the security of the IT Systems.

6.16.11
The Group Companies have rights to use as currently used on the Signing Date all databases, datasets and Data used in or necessary for the conduct of the business of the Group Companies. There has been no material disruption to the commercial or operational activities of the Group (including performance reductions or breakdowns) or, to the Sellers’ Knowledge, losses of data which has had (or is having) a Material Adverse Effect on the Business and which has been caused by any failure or breakdown of the IT Systems.

6.17	Data Privacy

6.17.1
Each Group Company has (a) collected, stored and processed all Personal Data to which it has had access in compliance in all material respects with all Data Protection Laws, and (b) filed all material notifications with the relevant Governmental Authority with regard to all Personal Data that it holds or processes required by Data Protection Laws.

6.17.1	There has been no disclosure of Personal Data by any Group Company in material breach of any Data Protection Law.

6.17.2	To the Sellers’ Knowledge, no Group Company has suffered any Data Breach or received written notice that a Data Breach affecting any Personal Data held by or on behalf of the Company has occurred.

6.17.3
No Group Company has received any written notice that it has committed any material breach of or failed to observe or perform in any material respect any provision of any Data Protection Law and, to the Sellers’ Knowledge, there are no circumstances which may give rise to the giving of any such notice.

6.17.4
Each Group Company has in place information security policies and systems reasonably sufficient for the protection the Personal Data held by the Group Companies which are enforced and enable the Group Companies to comply with Data Protection Law.

6.18	Insurance

6.18.1
A true, correct, and complete copy of all material insurance policies held by, or for the benefit of, any Group Company have been provided in the Data Room. All such policies are in full force and effect in accordance with their terms.

6.18.2
The relevant Group Companies have timely paid the premiums of such insurance policies in accordance with their terms and, to the Sellers’ Knowledge, no circumstances have arisen which would render any of the policies void or unenforceable.

6.18.3
No written notice of cancellation or termination has been received by a Group Company with respect to any Group Company insurance policy and no Group Company is in default in any material respect with respect to any provision contained in any Group Company insurance policy.

6.18.4
No Group Company has any pending insurance material claim, or has had any material insurance claims during the last two (2) years, and to the Sellers’ Knowledge, no facts or circumstances exist which are reasonably likely to give rise to a material claim under any of the Group Companies’ insurance policies.

6.18.5
No Group Company has reached or exceeded its policy limits for any insurance policies in effect. For the last two (2) years, no insurer under any such policy has cancelled or generally disclaimed liability or indicated in writing any intent to do so or not renew any material insurance policy or bond covering the Group Companies.

6.19	Ethical Practices and Anti-Corruption Laws

6.19.1	No Group Company has at any time during the last three (3) years done anything in material breach of any Anti-Corruption Law.

6.19.2
No Group Company has offered or given, directly or indirectly, anything of value (including facilitating or “grease” payments) to (a) any Public Official, (b) any political party or political party official, or any candidate for political office, or (c) to any intermediary or other person while knowing or being aware of a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any such person, in each such case as known or reasonably suspected to either (a) induce or influence the person to perform a function or duty improperly, or (b) reward the person for the improper performance of such a function or duty, or (c) induce the person improperly to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority for the benefit of a Group Company, or (d) improperly secure any business advantage for a Group Company or otherwise in order to improperly assist a Group Company in obtaining or retaining business, or (e) constitute a bribe, illegal kickback or illegal payment.

6.19.3
Each Group Company has maintained and operated policies and procedures adequate to prevent a breach of any Anti-Corruption Law by any of its directors, officers or employees, maintained and operated reasonable financial controls to detect and prevent any payment or gift by any of its directors, officers or employees in breach of any Anti-Corruption Law.

6.19.4
No Group Company has for the last three (3) years received any written notice of any investigation of any conduct of any of its directors, officers or employees in connection with any breach of Anti-Corruption Law.

6.20	Ordinary Course and Absence of Certain Events

6.20.1
The Business has been carried out in the ordinary course of business as a going concern between the Locked-Box Date and the Signing Date. Between the Locked-Box Date and the Signing Date no Group Company has:

(a)	(i) accelerated, terminated, materially modified or cancelled any Material Agreement to which any Group Company is a party or by which it is bound, or (ii) entered into any new Material Agreement;

(b)	terminated or materially changed, adopted, amended or modified any (i) employment, severance, retention or other agreement with any current Key Employee; or (ii) U.S. Employee Benefit Plans;

(c)
(i) granted any material bonuses, whether monetary or otherwise, or materially increased any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than customary increases in the ordinary course of business, as provided for in any written agreements or required by Applicable Law, (ii) changed the terms of employment for any Key Employee, or (iii) taken any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(d)
instituted any material Action or settled or waived any material Action or right other than in relation to the collection of trade debts, in the ordinary course of business or as instructed by its respective insurance providers;

(e)
issued, sold or otherwise disposed of any equity interests or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interest in any Group Company;

(f)	materially changed any method of accounting or accounting practice of the Company, except as required by Applicable Law or as disclosed in the notes to the Accounts;

(g)
materially changed any Group Company’s cash management practices and their respective policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	incurred, assumed or guaranteed any financial indebtedness, except in the ordinary course of business or pursuant to utilisations under the Facilities Agreements;

(i)
adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of Applicable Law regarding bankruptcy or consented to the filing of any bankruptcy petition against it under any similar Applicable Law;

(j)	made any capital investment in, or granted any loan to, any other person (other than another Group Company) in excess of USD 250,000;

(k)
made any material capital expenditures in excess of USD 250,000 or reasonably required to carry out any requests by any Governmental Authority (including the outstanding OSHA notice fairly disclosed in the Disclosed Information (the “OSHA Notice”)) or in respect of amounts in line with the capex plan included in the business plan provided in the Disclosed Information (the “Capex Plan”);

(l)	revoked, or carried out an early termination of any material Permit;

(m)	granted any material Encumbrance upon any of the properties, equity interest or assets, tangible or intangible of any Group Company other than in the ordinary course of business;

(n)	entered into a new line of business or abandoned or discontinued an existing line of business;

(o)	carried out any action to make, change or rescind any Tax election or amend any Tax Return;

(p)	entered into any Contract to do any of the foregoing.

6.21	Customers and Suppliers

6.21.1
Appendix 6.21 sets forth (i) a true, correct, and complete list of the ten (10) largest customers of the Group (by revenue) during the 12 month period ending on 30 June 2019 (each a “Material Customer”) and (ii) a true and correct list of the ten (10) largest suppliers of the Group in terms of purchases during the 12 month period ending on 30 June 2019 (each a “Material Supplier”). No Material Customer (other than Huawei and Exide) or Material Supplier (other than Seitek) has ceased, failed to renew or materially altered its relationship with a Group Company or to the Sellers Knowledge has threatened to cease or materially alter such relationship. No Material Customer (other than Huawei and Exide) has notified a Group Company in writing that it intends to stop, or materially decrease the rate of, buying products and services from the Group Companies. No Material Supplier (other than Seitek) has notified a Group Company in writing that it intends to stop, or materially decrease the rate of, supplying materials, products or services to the Group Companies.

6.22	Warranties and Liabilities

6.22.1
Taken as a whole, there has during the last three (3) years not been any material defects in design, materials or workmanship with respect to products fabricated, modified, applied, sold or otherwise delivered or services performed by or on behalf of a Group Company, materially in excess of the standard in the relevant market in which the Group operates and for which adequate reserves have not been made in the Interim Financial Statements.

6.22.2
No product sold or otherwise delivered by or on behalf of a Group Company has during the last two (2) years been the subject of any general (as opposed to certain individual products or batch of products) recall, post-sale notice or warning or similar action instituted by any Governmental Authority or as a result of any requirement of Applicable Law or undertaken by a Group Company on a voluntary basis or upon a customer request, and to the Sellers’ Knowledge, no such general (as opposed to certain individual products or batch of products) post-sale notice or warning or recall is threatened.

6.22.3
No product sold, leased or delivered and no service performed by or on behalf of a Group Company is subject to any guaranty, warranty or other indemnity entered into by a Group Company, except for the applicable terms and conditions of sale, lease or service entered into in the ordinary course of business.

6.22.4
Taken as a whole, no products have been sold, leased or delivered, and no services have been performed with the benefit of any guarantee or warranty that is materially more beneficial to the customer or end-user than the guarantees and warranties generally provided by either the Group Companies for comparable products or other suppliers of comparable products in comparable circumstances, for which adequate reserves have not been made in the Interim Financial Statements.

6.22.5
There is no pending (or, to the Sellers’ Knowledge, threatened) Action alleging any material liability or obligation (whether or not covered by insurance) of any of the Group Companies as a result of any defect or other deficiency with respect to any product fabricated, modified, applied, sold or otherwise delivered or any service performed by or on behalf of a Group Company materially in excess of the reserves made in the consolidated annual accounts of the Group. For the Group’s production taken as a whole, the Group Companies are, and for the past three (3) years have been, in compliance in all material respects with all applicable legal design or safety standards relating to the products and services sold or offered for sale by the Group Companies.

6.23	Broker and Professional Fees
No Group Company has incurred or become liable for any broker’s commission, finder’s fee or other similar fees relating to the Transactions (for the avoidance of doubt excluding any legal fees payable to Wigge & Partners Advokat KB for legal advice to the Group unrelated to the Transactions).

6.24	Bank Accounts.
A true, correct, and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the any Group Company maintains accounts of any nature (or at which an account is maintained to which the any Group Company has access or as to which deposits are made on behalf of any Group Company) have been provided to the Buyer in the Data Room.

6.25	Information

6.25.1
The material in the Data Room has been compiled and prepared in good faith with the aim that these documents should in all material respects give a fair representation of the Group Companies’ business. To the Sellers’ Knowledge, the information provided in the Data Room is in all material respects true, accurate and not misleading.

6.25.2	The warranty set out in Section 6.25.1 above, does not extend to cover the documents in the folders “Transaction Documents” and “Information”.

6.26	No other Warranties

6.26.1
The Buyer agrees that the Sellers have not made, and the Buyer has not relied on any, express or implied representation or warranty other than the Warranties and no action or omission by the Sellers or any of the Group Companies shall be construed as implying any representation or warranty and the Buyer shall consequently not be able to make any claim not relating to the Warranties, e.g. if the Shares should fail to meet the Buyer’s expectations in any other respect.

6.26.2	No Warranty shall be construed as extending to the accuracy of any forecasts, financial projections or other forward-looking statements provided to the Buyer or its Representatives

7.	Covenants of the Sellers and Leakage

7.1	Conduct of Business

7.1.1
Subject to Section 7.1.2 and Applicable Law, between the Signing Date and the Closing Date, the Sellers shall procure that the business of the Group is conducted in the ordinary course of business and in the best interest of the Group Companies as a going concern. The Sellers shall procure that no Group Company, without the prior consent of the Buyer, shall:

(a)	terminate or agree to amend the terms of any Material Agreement to the extent that it would have a Material Adverse Effect;

(b)	terminate, or materially change the terms of employment of any of the Key Employees;

(c)
materially increase the rates of compensation (including bonuses) to the employees of the Group Companies, except pursuant to prior agreements or which otherwise is made in the ordinary course of business;

(d)
institute any material litigation, arbitration or settle or waive any material claim or right other than in relation to the collection of trade debts, in the ordinary course of business or as instructed by its insurance providers;

(e)	amend any constitutional documents (other than as required to carry out a conversion of the Convertible Loan into shares in the Company);

(f)	split, combine or reclassify any Shares or equity interest of any Subsidiary;

(g)	declare or pay any dividends or distributions on or in respect of any equity interests in the Company or redeem, purchase or acquire any equity interests in the Company;

(h)
acquire by merger or consolidation, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof, except for purchases in the ordinary course of business;

(i)
carry out any material capital expenditures in excess of USD 250,000 or reasonably required to carry out any requests by any Governmental Authority (including the OSHA Notice) or in respect of amounts in line with the Capex Plan;

(j)	transfer, assign or grant a new license or sublicense of any rights under or with respect to any Registered Group Company IP (including Material Software) or Material IP Contracts; or

(k)	agree or commit to do any of the foregoing.

7.1.2	Section 7.1.1 shall not apply in respect of:

(a)	any act or omission which is reasonably necessary in order to comply with Applicable Law;

(b)	any act or omission in accordance with any request or consent from the Buyer after the Signing Date or as a result of any consent unreasonably withheld, delayed or conditioned by the Buyer;

(c)	any act or omission which is reasonably necessary to discharge any obligation pursuant to any Contract or Permit;

(d)	any act or omission by a Group Company in an emergency or other extraordinary situation with the intention of minimising any adverse effect thereof;

(e)
any conversion of the Convertible Loan into shares in the Company and any steps taken in order to carry out such conversion (including any reduction and subsequent increase of the share capital of the Company to facilitate the conversion); or

(f)	any matter provided for in this Agreement or which is fairly disclosed in the Disclosed Information not later than 24 hours prior to Signing.

7.2	Leakage

7.2.1	Provided that Closing has occurred, each Seller undertakes to pay an amount to the Buyer in cash equal to the value or amount of:

(a)	any Leakage received by such Seller or any of its Affiliates; and

(b)	its pro rata portion in relation to the proceeds distributed to each Seller in accordance with Appendix 4.2.2, of any Leakage which is not covered by Section 7.1.1(a)
in each case less the amount of any Known Leakage which has already reduced the Purchase Price in accordance with Section 4.1(b) but otherwise without any deduction or set-off whatsoever.

7.2.2
None of the provisions of Section 10.3 shall apply to a Leakage Claim, provided however that each Seller’s liability is individual, i.e. the Sellers’ liability shall not be joint, save that in respect of a Leakage Claim under Section 7.2.1(b), Altor shall be jointly liable together with the Minority Sellers, other than Kaupthing, but no Minority Seller shall be jointly liable together with any other Seller.

7.2.3
The liability of each of the Sellers for Leakage Claims shall terminate twelve months following Closing except in relation to any Leakage Claim of which notice has previously been given to the Sellers.

7.2.4
Notwithstanding the provisions of Section 7.2.3, nothing in this Agreement shall have the effect of limiting, restricting or excluding the liability of a Seller in respect of a Leakage Claim arising as a result of its or his or her own fraud.

7.2.5
In the event that the Sellers disputes a Leakage Claim, the Sellers shall give notice of the dispute to the Buyer stating the reasons for the dispute. If the Sellers fail to provide such notice within five Business Days of the Buyer’s demand for payment, the Seller shall be deemed to have accepted the validity of the Leakage Claim. The Buyer and the Sellers shall use all reasonable efforts to resolve the dispute but if they have not resolved it within 20 Business Days of the date on which the Sellers’ notice of dispute is delivered to the Buyer, either the Sellers or the Buyer may refer the dispute to any independent firm of chartered accountants (the “Independent Expert”) on whose appointment the Buyer and the Seller shall agree or, in default of such agreement within five Business Days of any proposal for such appointment, as shall be appointed by the Stockholm Chamber of Commerce on the application of either the Sellers Representative or the Buyer. The Independent Expert shall determine only the Leakage Claim but not any dispute involving the interpretation of any provision of this Agreement.

7.2.6
The Independent Expert shall act as an expert and not as arbitrator, and its decision shall be final and binding in the absence of manifest error. The fees of the Independent Expert shall be borne by the Sellers and the Buyer in equal shares. If either of the Buyer or the Sellers shall fail to pay its share of such fees, the other Party may in its absolute discretion pay such fees on the defaulting Party’s behalf and the defaulting Party shall immediately upon demand reimburse the Party making the payment.

7.3	Restrictive Covenants

7.3.1	In consideration of the purchase of the Shares, each of Altor and Kaupthing ehf (reg. no. 560882-0419) (“Kaupthing”) undertake to the Buyer to comply fully with the provisions of this Section 7.3.

7.3.2
Altor and Kaupthing shall not without the prior written consent of the Buyer (which shall not be unreasonably withheld) for a period of two (2) years from Closing (a) directly or indirectly carry on a Restricted Business, within the Restricted Territory, (b) directly or indirectly (whether alone or in conjunction with or on behalf of some other person) solicit or entice away from any Group Company any of its directors or its Key Employees (who are directors or Key Employees at the time of soliciting or enticing such person) engaged in a technical, managerial, supervisory, sales or marketing capacity otherwise than as a consequence of such person responding to advertisement made to the general public advertising the position; and (c) have any business dealings with (whether alone or in conjunction with or on behalf of some other person) a supplier to any Group Company, if such dealings are carried out for the purpose of causing such supplier to cease supplying, or materially reduce its supply of goods or services to the Group.

7.3.3
Nothing in this Section 7.3 shall prevent Altor or Kaupthing from (a) owning or acquiring for the purposes of investment not more than ten (10) per cent of any class of shares or other securities of any undertaking, (b) owning, acquiring or participating in a business or the shares or other securities of any undertaking if that business or that undertaking’s business is not competing with or attempting to compete with the business carried on by the Group as of the Closing Date, or (c) acquiring and retaining any business or the shares or other securities of any undertaking if not more than 10 per cent of that business or that undertaking’s business is a Restricted Business or the sole or principal reason for doing so is not the acquisition of an interest in a Restricted Business; or (d) retaining any interest (including increasing its interest to protect its pro rata ownership) in any competing business held at Closing.

7.3.4
Each of Altor and Kaupthing acknowledges that it considers that each of the restrictions contained in Section 7.3 to be reasonable and are necessary for the protection of the goodwill, know how, technical and confidential information of each Group Company but if any such restriction shall be void or voidable but would be valid and enforceable if some part or parts of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

7.3.5
Without limiting any other rights or remedies that the Buyer may have, each of the Sellers acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the terms of this Section 7.3 by a Seller to which such restrictions apply, and that the Buyer shall be entitled to seek remedies of injunction, specific performance or other analogous from of relief for any threatened or actual breach of this Section 7.3.

8.	Warranties of the Buyer
The Buyer makes the following warranties to the Sellers.

8.1	Corporate Existence and Power

8.1.1
The Buyer is duly incorporated and validly existing under the laws of the jurisdiction in which the Buyer is incorporated and has the requisite power and authority to enter into and perform this Agreement and any other undertaking to be executed by the Buyer pursuant to this Agreement.

8.1.2
The Buyer has not filed (or has had filed against it), any petition for winding-up, company re-organisation or bankruptcy. The Buyer is not insolvent under Applicable Law nor has it made any assignment in favour of, or initiated any negotiations with respect to, a compromise or arrangement with its creditors.

8.2	Authorisation
The Transaction Documents to be executed by the Buyer or its owners pursuant to this Agreement, have been duly authorised by all necessary corporate action, and any requirements in relation to any Governmental Authority in connection with the execution of the Transaction Documents or the completion of the Transactions have been performed or obtained. This Agreement, and any other documents to be executed by the Buyer or its owners pursuant to this Agreement will, when executed, constitute valid and binding obligations of such person, enforceable in accordance with their terms.

8.3	Buyer’s Knowledge
The Buyer is not aware of any material breach of a Fundamental Warranty.

8.4	R&W Insurance
The Buyer confirms that the R&W Insurer has accepted to have no claims or any recourse against any Seller in respect of a breach of the Warranties, except to the extent a Loss compensated under the R&W Insurance arises out of fraud or wilful misconduct by such Seller.

9.	Covenants of the Buyer

9.1
The Buyer undertakes, subject to the respective auditors of the Group Companies not recommending against discharge, to procure at the next annual shareholders’ meeting of each of the Group Companies that those board members of the Group Companies who have resigned on or before the Closing Date and the managing director or each Group Company (as applicable) are granted discharge from liability for their administration up and until the date of their respective resignation.

9.2
The Buyer shall within twenty (20) Business Days following the Closing Date register information regarding the new beneficial owner (Sw. verklig huvudman) of the Group Companies (as applicable) with the Swedish Companies Registration Office.

10.	Liability

10.1	Indemnification

10.1.1
Subject to Section 10.2, in the event of a breach of any of the Warranties or the covenant in Section 7.1, the Buyer shall, as its sole and exclusive remedy, be entitled to a reduction of the Purchase Price with an amount corresponding to the Loss calculated on a USD-by-USD basis (i.e. not using multiples to reflect such loss impact on the Purchase Price). It is specifically agreed that the Sellers’ liability in relation to the Shares is exclusively governed by the Warranties and thus no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen) or under any other statute, law or legal principle, including the right to rescind this Agreement, shall be available to the Buyer.

10.1.2
The Sellers hereby waive any claim that they may have against any of the employees of the Group Companies that are not Sellers, relating to any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by that employee for the purpose of assisting the Sellers to give any of the Warranties or to negotiate and prepare this Agreement. The Sellers agree that such employee may enforce the benefit of the provisions of this Section 10.1.2 in his or her or its own name whether or not the Buyer is a party to the proceedings.

10.2	R&W Insurance

10.2.1
The Buyer has entered into a representations & warranties insurance in the name of the Buyer in respect of the Warranties with an insurance limit of USD 25,000,000 and an insurance retention in an amount of USD 1,000,000 (if such amount is reached, any amount exceeding USD 500,000 shall be payable by the R&W Insurer) and on the further terms and conditions set forth in Appendix 10.2.1 (the “R&W Insurance”).

10.2.2
Notwithstanding anything in this Agreement to the contrary, but subject to Section 10.2.3 as between the Parties, the Buyer’s sole remedy in case of a breach of the Warranties shall be to seek compensation from the R&W Insurer, and the Buyer shall not be entitled to pursue any action, make any Claim or seek any recourse whatsoever against any of the Sellers for a breach of a Warranty (regardless of whether the Buyer is compensated out of the R&W Insurance or not). The Buyer undertakes to ensure that the R&W Insurer does not have any claim or right of subrogation or recourse towards any Seller except to the extent a Loss compensated under the R&W Insurance arises out of fraud or wilful misconduct by such Seller.

10.2.3
Notwithstanding Section 10.2.2, the Buyer shall be entitled to seek compensation from the relevant Sellers in respect of Claims for either fraud by such Seller or a breach of the Fundamental Warranties in excess of the higher of (i) the R&W insurance limit and (ii) USD 25,000,000, in which case the Buyer may direct a Claim against the Sellers in breach for such excess, however under no circumstances shall any individual Seller’s liability hereunder exceed the proceeds distributable to such Seller in accordance with Appendix 4.2.2.

10.2.4
For the avoidance of doubt, if a representation and warranties insurance policy is for any reason not obtained by the Buyer or is obtained but subsequently terminated by either party thereto, or does not become effective, the Buyer shall regardless of such circumstances, not have the right to make any Claim against the Sellers, except as set out in Section 10.2.3.

10.3	Limitation of Liability
Each Seller’s liability in respect of any breach of any of the Warranties, covenants or agreements made or to be performed by the Seller pursuant to this Agreement is subject to the following limitations:

10.3.1
Each Seller’s liability shall be individual, i.e. the Sellers’ liability shall not be joint. Claims made against the Sellers or a group of Sellers (for the joint Warranties or where more than one Seller has breached the individual Warranties) shall be allocated pro rata in relation to the proceeds distributed to each Seller in accordance with Appendix 4.2.2.

10.3.2
No Claim shall entitle the Buyer to a reduction of the Purchase Price unless notice in writing of any such Claim (accompanied by reasonable particulars thereof specifying the nature of the Claim and, as far as practicable, the amount of the Claim) has been given to the Sellers within sixty (60) Business Days from the date when the Buyer or, provided that Closing has occurred, the relevant Group Company reasonably should have become aware of the circumstances giving rise to the Claim and in any event no later than: (i) if the Claim relates to the Fundamental Warranties or the Warranty in Section 6.7 (Taxes) within eighty four (84) months from the Closing Date; (ii) if the Claim relates to any other Warranties within twenty four (24) months from the Closing Date.

10.3.3
10.3.3    For the purposes of this Agreement, a liability, which is contingent, shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable, provided that if written notice is given while the Loss is contingent, indemnification may be sought once the Loss materialises.

10.3.4
Any Claim which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been waived and withdrawn twelve (12) months subsequent to when notice of the Claim was served by the Buyer pursuant Section 10.3.2, unless a notice of arbitration in respect thereof has been served by the Buyer pursuant to Section 20 before the expiry of such twelve (12) month period against the relevant Seller.

10.3.5
To the extent there are any corresponding savings by or net quantifiable financial benefits to the Buyer or any Group Company arising from a Loss, the Sellers shall not be liable for the portion of the Loss that is covered by such saving or benefit. For example, if any Loss is a tax-deductible item or relates to an untaxed reserve, the recoverable Loss shall be reduced by an amount equivalent to the Loss multiplied by the actual corporate tax rate applicable in the relevant jurisdiction of the Group Company (or, as the case may be, the Buyer) during the relevant financial year.

10.3.6	No Claim may be made and no liability shall arise if and to the extent that:

(a)
such Claim is based on facts, matters or circumstances which have been fairly disclosed to the Buyer or its Representatives in the Disclosed Information, in this Agreement, during the Due Diligence or otherwise through the information disclosed to the Buyer or its Representatives, or that is otherwise known to the Buyer or its Representatives or which was reasonably available to the Buyer or its Representatives in generally available databases or public records or any similar source in the jurisdiction of incorporation of any Group Company, in each case (i) prior to Signing in relation to the Warranties made on Signing, and (ii) prior to Closing in relation to the Warranties made on Closing;

(b)
a provision or allowance for the Loss has been made in the Accounts or the Interim Financial Statements, or the same is otherwise taken into account or reflected in the Accounts or the Interim Financial Statements;

(c)
such Claim occurs as a result of: (i) the passing of or interpretation of any legislation not in force at the Signing Date or which takes effect retroactively; (ii) a change in generally accepted accounting principles not in force at the Signing Date or which takes effect retroactively; (iii) an increase in the tax rate in force on the Signing Date or which takes effect retroactively; or (iv) a change in the generally established practices (including interpretation of Applicable Law) of any government authority;

(d)	such Claim is recoverable under an insurance policy or would have been recoverable had the insurance protection level, which existed up to Closing, been continued;

(e)
such Loss has been recovered, or is recoverable, by the Buyer or its Affiliates from any third party or to the extent such Loss has been, or is to be, remedied by the Sellers or their respective Affiliates;

(f)
such Claim would not have arisen but for an act, omission (including a failure to mitigate any loss) or transaction carried out by or upon the request of the Buyer, or persons deriving title from the Buyer before or after the Closing Date or any of the Group Companies after the Closing Date;

(g)	the Buyer elects to only make a Claim against a single Seller or a limited group of Sellers for a Claim which each Seller, or a wider group of Sellers, could be made responsible for hereunder; and

(h)
in relation to the Warranties set out in Section 6.11 (Environment), such Claim has arisen as a result of any measure caused or accelerated, directly or indirectly, by the Buyer, its Affiliates or any Group Company (as concerns a Group Company – following the Closing), by initiating any activities (including, without limitation, procuring environmental audits or studies, performing drillings or diggings, or approaching any authorities) unless such activities are required to avoid imminent danger to human health or consequences under criminal law, or in order to comply with a non-appealable Order from an authority or a court.

10.3.7	The Buyer shall, and shall procure that the Group Companies shall use reasonable efforts to mitigate any Loss.

11.	Third Party Claims and Recovery

11.1.1	The Buyer shall in order to preserve its right to bring a Claim against the Sellers upon the event of a Third Party Claim:

(a)
in no event later than forty (40) Business Days after the Buyer or (subject to Closing having occurred) any Group Company becomes aware of the relevant fact or set of circumstances, give notice thereof to the Seller Representative;

(b)
give the Seller Representative full access to the personnel of the Buyer and/or the relevant Group Company, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and to take copies thereof, in order to enable the Sellers to examine the basis of any potential Third Party Claim; and

(c)
subject to the Seller Representative (on behalf of the relevant Seller(s)) or the relevant Seller in writing accepting full liability for the Third Party Claim (to the extent the Buyer is entitled to bring a Claim against such Seller):

(i)
not make any admission of liability and not agree to settle or compromise any Third Party Claim with any person, body or authority in relation thereto, without obtaining the prior written consent of the Seller Representative;

(ii)
upon the Seller Representative’s request, allow the Sellers the right to dispute and defend such Third Party Claim in the name of the relevant Group Company, which shall include the right to make any counterclaim available to the relevant Group Company, and to properly conduct any litigation resulting therefrom.

11.1.2
If the Sellers make any payment to the Buyer as a settlement of a Claim and the Buyer or any of the Group Companies have the right to recover or receives recovery from a third party any amount that has formed the basis of such Claim, the Buyer shall be deemed hereunder to have assigned such right to recovery to the Seller Representative, or if such amounts were received, immediately transfer such funds to such bank account as designated by the Seller Representative.

12.	Confidentiality
Each Party undertakes not to use or disclose the existence of this Agreement or any information therein unless: (i) required to do so by law or pursuant to any Order of court or other competent authority or tribunal; (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place; (iii) such disclosure has been consented to by the Seller Representative and/or the Buyer (as applicable) in writing (such consent not to be unreasonably withheld); (iv) to its professional advisers who are bound to such Party by a duty of confidentiality which applies to any information disclosed; or (v) disclosed by the Buyer to a provider of debt financing for the Transactions. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the Seller Representative or the Buyer (as the case may be) prior to any such disclosure. Notwithstanding the above, Altor and its Affiliates or advisors shall have the right to use and disclose the existence and the financial terms of this Agreement to current, potential and future investors, in each case with an intention to maintain confidentiality of such disclosed information.

13.	Announcements
All press releases, public announcements and public relations activities by the Parties with regard to this Agreement or the transaction contemplated by it shall be mutually approved by the Buyer and the Seller Representative in advance of such release or announcement. A Party shall, however, not be prevented from, after reasonable consultation with the Buyer and the Seller Representative, disclosing such information which is required under Applicable Law or stock exchange regulations.

14.	Costs
Each Seller and the Buyer will bear their own costs, fees and expenses, including legal fees and expenses, incurred in connection with the negotiations, preparation and execution of the Transactions or matters ancillary thereto.

15.	Entire Agreement and Amendments
This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements with respect to the subject matter hereof. This Agreement may only be amended by an instrument in writing duly executed by the Parties.

16.	Seller Representative

16.1.1	Altor shall for at least 24 months following Closing, act as the Seller Representative in accordance with this Section 16.

16.1.2	The Seller Representative is duly authorized by each Seller, on its behalf, to:

(a)	receive any payment relating to the Transactions;

(b)	enter into any agreement or document relating to the Transactions;

(c)	deliver and accept receipt of any notice, request, or other communication relating to this Agreement and any other agreement or document relating to the Transactions; and

(d)	agree to amend this Agreement or any other agreement or document relating to the Transactions.

16.1.3
From Closing, without inquiry or independent verification, the Buyer may rely upon any action of the Seller Representative in accordance with this clause as the act of the Sellers, in all matters referred to in this Agreement, and the appointment of the Seller Representative shall be conclusively binding on each Seller in favour of the Buyer.

16.1.4
Provided that the Buyer provides a copy to the Seller Representative without undue delay after receipt of such decisions, communications or writings, the Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this Agreement and the Transactions within the period ending 24 months after the Closing Date unless the same is made, given or executed by the Seller Representative.

17.	Notices

17.1	Any notices or other communications in connection with this Agreement shall be made in writing and in the English language and shall be deemed to have been received by a Party when:

(a)
if sent by post, unless actually received earlier, on the third (3rd) Business Day after posting, (if posted within Sweden) or the tenth (10th) Business Day (if posted to or from a place outside Sweden); or

(b)	if sent by courier, unless actually received earlier, on the seventh (7th) Business Day after sending.

17.2	All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section 17.2.

If to the Sellers: Altor Fund II GP Limited Attention: Mathew Hauge / Andy Jeanne 11–15 Seaton Place St Helier, Jersey JE4 OQH The Channel Islands	If to the Buyer: Enersys Energy Products Inc. Attention: The General Counsel 2366 Bernville Rd Reading, PA 19605, USA
With a copy, which shall not constitute a notice, to: Wigge & Partners Advokat KB Attention: Anders Morén Birger Jarlsgatan 25 111 45 Stockholm Sweden	With a copy, which shall not constitute a notice, to: Reed Smith LLP Attention: Peter Teare Broadgate Tower London EC2A 2RS England

18.	Assignments
No Party may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of (a) Buyer and the Seller Representative in the case of such an action by a Seller, and (b) the Seller Representative in the case of such an action by the Buyer. Notwithstanding the above, the Buyer may pledge or grant security interests over its rights under this Agreement to a reputable third party debt provider for the purpose of financing the Transactions.

19.	Further Assurance
Each Party shall (at its/his/her own expense) execute and deliver all such documents and do all such things as may be reasonably required from time to time to give full effect to the provisions of this Agreement.

20.	Governing Law and Disputes

20.1
This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden. Except for a Leakage Claim which shall be resolved in accordance with Section 7.2, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity of the Agreement, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall consist of three (3) arbitrators. In each case, the place of arbitration shall be Stockholm, Sweden and the language to be used in the arbitral proceedings shall be English.

20.2
The Parties undertake and agree that all arbitral proceedings conducted with reference to this Section will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, including that arbitral proceedings have been initiated, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way its rights in connection with the dispute, or if obliged to do so pursuant to statute, regulation, a decision by an authority, a stock exchange agreement or similar.

(signatures follow)